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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Energy & Engine Technology Corporation
(Name of Small Business Issuer in its Charter)

Nevada	1311	88-0471842
(State or Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5308 West Plano Parkway
Plano, TX 75093
(972) 732-6360
(Address and telephone number of principal executive offices)

5308 West Plano Parkway
Plano, TX 75093
(Address of principal place of business or Intended Principal Place of Business)

Willard G. McAndrew, III
CEO and President
Energy & Engine Technology Corporation
5308 West Plano Parkway
Plano, TX 75093
(972) 732-6360
(Name, address, and telephone number of agent for service)

Copy of Communications to:
Jolie G. Kahn, Esq.
General Counsel
Energy & Engine Technology Corporation
5308 West Plano Parkway
Plano, TX 75093
(972) 732-6360

Approximate date of proposed sale to the public:	From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE - will be done on date prior to filing

Title of each class of securities to be registered (1)	Amount to be Registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.001 per share	123,242,702	$0.071	$8,750,232	$1,030

(1)
In the event of a stock split, stock dividend, or similar transactions involving our common stock, the number of shares registered shall automatically be increased or decreased in the same proportion to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
The proposed maximum offering price per share and proposed maximum aggregate offering price is based upon the mean between the closing bid and asked price for the common stock as quoted by the NASDAQ Over the Counter Electronic Bulletin Board on June 2, 2005 and the registration fee has been calculated on such basis pursuant to Rule 457(c).

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall then become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated June 3, 2005.

PRELIMINARY PROSPECTUS

ENERGY & ENGINE TECHNOLOGY CORPORATION
A NEVADA CORPORATION

123,242,702 shares of common stock

This prospectus relates to the resale by certain selling stockholders of up to 123,242,702shares of our common stock (which includes a reserve of 30,000,000 shares pursuant to a covenant to register 175% of shares likely to be issued upon conversion of certain convertible notes further described herein), issued to the selling stock-holders in a series of private placement transactions under Section 4(2) of the Securities Act of 1933 on April 27, 2005, May 10, 2005 and May 12, 2005 and to be sold on the fifth business day after the date of effectiveness of this Registration Statement. This Prospectus also relates to the resale by certain of those selling stockholders of stock underlying warrants issued to them (upon exercise of the warrants) with respect to certain of the private placement transactions.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

Our common stock is quoted on the NASDAQ Over the Counter Bulletin Board under the symbol “EENT.” On May 19, 2005, the closing bid quotation for one share of our common stock was $.08.

Our business is subject to many risks, and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 3, 2005.

PROSPECTUS SUMMARY

Our Business

We are engaged in three operating businesses: (1) development and marketing of our AXP 1000 auxiliary power generator for long haul trucks; (2) development and marketing of marine and standalone generators; and (3) development and marketing of marine air conditioners. During the fiscal year ended December 31, 2004, we had net revenue of $207,165. For the three months ended March 31, 2005, we had net revenue of $162,145. Our principal executive offices are located at 5308 West Plano Parkway, Plano Texas 75093. Our telephone number is (972) 732-6360.

We have four wholly owned subsidiaries: Gas Gathering Enterprises, LLC (inactive),, Wind Dancer Aviation Services, Inc. (inactive), BMZ Generators Technology, Inc. and Anchor Manufacturing, Inc. In 2004, the businesses of Gas Gathering Enterprises, LLC and Wind Dancer Aviation Services, Inc. were deemed to be discontinued operations and the assets were sold in the first quarter of 2005. We were incorporated in Nevada on November 19, 1999, under the name Bidder Communications, Inc. and changed our name to Energy & Engine Technology Corporation on December 5, 2001. As used in this Prospectus, the terms “we”, “us”, “our” and the “Company”, mean Energy & Engine Technology Corporation and its subsidiaries, unless otherwise indicated.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 123,242,702 shares of our common stock that was issued to the selling stockholders in a series of private placement transactions under Section 4(2) of the Securities Act of 1933 on April 27, 2005, May 10 and 12, 2005, and on the fifth business day following the date of effectiveness of this Registration Statement. This Prospectus also relates to the resale by certain of such selling stockholders of stock underlying warrants issued to them (upon exercise of such warrants) in the private placement transactions. The selling stock-holders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholder may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 127,001,244 shares of our common stock issued and outstanding as at May 20, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summary financial data as of and for the years ended December 31, 2004 and December 31, 2003 presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2004, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management's Discussion and Analysis of Liquidity and Results of Operations” beginning on page 26 of this prospectus. The summary financial data for the three months ended March 31, 2005 and March 31, 2004 presented below is derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements for the quarters ended March 31, 2005 and March 31, 2004, which are included elsewhere in this prospectus.

	For the Three Months Ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)

Net Sales	$162,145	$24,513
Net Loss for the Period	$(705,745)	$(2,034,960)
Loss Per Share - basic and diluted	$(.01)	$(.02)

As of March 31, 2005
(unaudited)

Working Capital (Deficiency)	$(909,152)
Total Assets	$1,862,603
Total Share Capital	$13,821,497
Accumulated Deficiency	$(13,536,417)
Total Stockholders' Equity	$207,080

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003

Net Sales	$207,165	$4,341
Net Loss for the Period	$(5,849,366)	$(5,041,657)
Loss Per Share - basic and diluted	$(0.05)	$(0.12)

As of December 31, 2004

Working Capital	$247,533
Total Assets	$2,277,839
Total Share Capital	$13,766,998
Accumulated Deficit	$(12,830,672)
Total Stockholders' Equity	$936,326

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating us and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing us. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Transaction Risks

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN A SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 127,001,244 shares of common stock issued and outstanding as of May 20, 2005. When this registration statement is declared effective, the selling stockholders may be reselling up to 123,242,702 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale which could have an adverse effect on the price of our common stock as the increased supply may outstrip demand for our stock. To the extent selling stockholders sell large amounts of their shares of common stock registered under this registration statement, the price of our common stock may decrease due to the additional shares of common stock in the market.

Risks Related To Our Business

WE HAVE A HISTORY OF OPERATING LOSSES AND FLUCTUATING OPERATING RESULTS.

From inception through March 31, 2005, we have incurred aggregate losses of $(13,536,417). Our loss from operations for the fiscal year ended December 31, 2004 was $(5,849,366) and for the quarter ended March 31, 2005 was $(705,745). There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Even if our revenues increase, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. We cannot assure you of when or if our operations will become profitable or if we will be able to continue as a going concern.

WE MAY EXPERIENCE SIGNIFICANT AND RAPID GROWTH IF WE ARE ABLE TO CAPITALIZE ON THE EXPANSION OF THE AXP 1000. IF WE ARE UNABLE TO HIRE AND TRAIN STAFF TO HANDLE SALES AND MARKETING OF OUR PRODUCTS AND MANAGE OUR OPERATIONS, SUCH GROWTH COULD MATERIALLY AND ADVERSELY AFFECT US.

We intend to proceed with initiatives intended to capitalize on the expansion of the federal and state anti-idling legislation for long haul trucks and federal legislation mandating increased driver rest periods per hours driven. This could potentially lead to significant and rapid growth in the scope and complexity of our AXP 1000 and other generator business. Any inability on our part to manage such growth effectively will have a material adverse effect on our product development, business, financial condition and results of operations. Our ability to manage and sustain growth effectively will depend, in part, on the ability of our management to implement appropriate management, operational and financial systems and controls, and the ability of our management to successfully hire, train, motivate and manage employees. Effective growth management will also depend on our ability to solidify our supply chain and to secure and maintain quality control with respect to installation facilities for our products.

RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD RENDER OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE AND CONSEQUENTLY AFFECT OUR ABILITY TO GENERATE REVENUES.

The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can, in a relatively short period of time, render existing products obsolete and unmarketable, including ours. We believe that our success will depend upon our ability to continuously develop new products and to enhance our current products and introduce them promptly into the market. If we are not able to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

WE DO NOT CARRY COMPREHENSIVE PRODUCT LIABILITY INSURANCE PROVIDING COVERAGE IN ALL INSTANCES, AND THERE CAN BE NO ASSURANCE THAT OUR CURRENT INSURANCE COVERAGE WOULD BE ADEQUATE IN TERM AND SCOPE TO PROTECT US AGAINST MATERIAL FINANCIAL EFFECTS IN THE EVENT OF A SUCCESSFUL CLAIM.

We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. There can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance, provided it can be obtained at reasonable prices; however, there can be no assurance that such coverage, if obtained, would be adequate in term and scope to protect us.

WE ARE A START-UP COMPANY WITH LIMITED EXPERIENCE AND ARE SUBJECT TO ALL OF THE RISKS INHERENT IN A START-UP COMPANY, INCLUDING DEPENDENCE ON KEY PERSONNEL.

We are dependent upon obtaining future financing to fund operations for the next twelve months, which may not be available, due to our recent acquisition and resulting expanded business opportunities. We have not earned significant revenue since inception and have incurred losses since beginning operations. Further, our business activities may not result in any operational revenues or profits in the future. Therefore, you should be aware that your entire investment is at risk. Our business model is unproven and may not be adaptable to a changing market, which may reduce its ability to generate revenues, if any. We are dependent upon key personnel, and loss of these individuals could severely curtail the company's ability to implement its business plan. Due to our limited resources, we may not be able to attract and retain qualified personnel. If we do not experience sufficient revenue growth, we may need to obtain additional funding which, if not obtained, could hamper our operational abilities.

WE FACE INTENSE COMPETITION. IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS MAY SUFFER.

We face intense competition from numerous competitors. Each of our product lines face different competitors with different financial resources including competitors with greater amounts of financing than us. We may not be able to compete effectively with all of these competitors. Our products compete primarily on the basis of product quality, weight and size, installation ease, performance, innovation, price and applications and marketing expertise. To remain competitive, we must periodically enhance our existing products and respond to new technologies. In addition, new competitors may emerge, and product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

OUR TECHNOLOGY IS IMPORTANT TO OUR SUCCESS AND OUR FAILURE TO PROTECT THIS TECHNOLOGY COULD PUT US AT A COMPETITIVE DISADVANTAGE.

Because a majority of our products rely on proprietary technology, we believe that the development and protection of the intellectual property rights for the proprietary technology is important to the future success of our business. In addition to relying on patent, trademark, and copyright rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods to protect our know-how and trade secrets, including the use of nondisclosure and similar contractual agreements. Despite our efforts to protect proprietary rights, unauthorized parties or competitors may copy or otherwise obtain and use these products or technology. The steps we have taken may not prevent unauthorized use of this technology and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better technology than us or that current and former employees, contractors and other parties will not misappropriate proprietary information and copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights.

WE ARE AND MAY IN THE FUTURE INVOLVED IN VARIOUS LEGAL PROCEEDINGS WHICH ARISE DURING THE COURSE OF OUR BUSINESS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

We are involved in and will in the future become involved in various legal proceedings that periodically arise during the course of business. While we have reason to believe that the outcome of the one pending matter (see Note 8 under Legal Proceedings of the 2004 Audited Financials and Note 7 of the March 31, 2005 Financials(unaudited)) will not have a material adverse effect on our financial position, litigation is essentially unpredictable and excessive verdicts could occur. With regard to any future litigation, we cannot predict whether the outcome of such litigation will have a material adverse effect on our financial position. Although we believe we have valid defenses in the current matter, we cannot predict whether we will have valid defenses in future matters, and, in the future we could incur judgments or enter into settlements of claims that could have a material adverse effect on our financial position or results of operations.

WE MAY BECOME SUBJECT TO BURDENSOME REGULATIONS.

We may become subject to burdensome governmental regulations and legal uncertainties affecting the long haul trucking and general aviation industries, which could adversely affect our business and increase our cost and expenses. With regard to the long haul trucking industry, we are regulated by federal and state regulation which limit idling of long haul trucks. However, we believe that the federal government and the states may eventually enact “zero idling” legislation, and or other legislation to prevent any emissions from diesel engines on trucks during periods when the trucks are stopped. Since the AXP 1000 utilizes a diesel engine which still emits small amounts of noxious emissions, the device would be ineffective in a “zero idling” legislative environment. Other environmental laws could similarly limit the effectiveness of our current device. Thus, we need to comply with a strict regulatory scheme which is expensive and time consuming in order to develop and market new products.

As a result, legal uncertainties and new regulations could:

«	increase our costs of doing business, and

«	require us to revise our products or services,

any of which could increase our expenses, reduce our revenues and thereby materially adversely affect our business, financial condition and results of operations. Laws and regulations directly applicable to us have limited capital and may require additional future capital to continue operations; inability to obtain the necessary financing may force us to curtail or suspend our operations.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

We may enact one or more stock-based benefit plans for our employees as we expand in order to attract talented employees by offering “market” benefits. Such plans may cause the issuance of more stock, which will dilute the percentage of ownership interest of current stockholders.

OUR COMMON STOCK IS DEEMED TO BE “PENNY STOCK,” WHICH MAY MAKE IT MORE DIFFICULT FOR OUR STOCKHOLDERS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Trading in our common stock is subject to the “penny stock” rules. The Securities Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, before the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. In addition, unless an exception is available, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market prior to any transaction. Further, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage them from transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

DEPENDENCE ON A LIMITED NUMBER OF QUALIFIED SUPPLIERS OF COMPONENTS AND MANUFACTURING EQUIPMEN T COULD LEAD TO DELAYS, LOST REVENUE OR INCREASED COSTS.

Because we depend on a limited number of suppliers for certain components and manufacturing equipment, an increase in the cost of such components or equipment, an extended shortage of required components or equipment, failure of a key supplier's business process, or the failure of key suppliers to remain in business, adjust to market conditions, or to meet our quality, yield or production requirements could significantly harm our operating results. A number of the components used by us are available from only a single or limited number of qualified outside suppliers, and may be used across multiple product lines. In addition, some of the components (or component types) used in our products are used in other devices. If there is a significant simultaneous upswing in demand for such a component (or component type) from several high volume industries, resulting in a supply reduction, or a component is otherwise in short supply, or if a supplier fails to qualify or has a quality issue with a component, we may experience delays or increased costs in obtaining that component. In addition, if a component becomes unavailable, we could suffer significant loss of revenue.

To reduce the risk of component shortages, we attempt to provide significant lead times when buying these components. As a result, we may be subject to cancellation charges if we cancel orders, which may occur when we make technology transitions.

In order to further reduce the risk of supply shortages, we have purchased BMZ Generators and Anchor Manufacturing in order to control the supply of generators and air conditioning components for the AXP 1000 units; however, those subsidiaries also depend on suppliers, and require significant cash to operate, so a downturn in either of those businesses could also have a material adverse impact on the Company.

In some cases, not only are we dependent on a limited number of suppliers, but we also have entered into or may enter into in the future contractual commitments that require us to buy a substantial number of components from certain suppliers. Our future operating results may depend substantially on our suppliers' ability to timely qualify their components in our programs, and their ability to supply us with these components in sufficient volume to meet our production requirements. A significant disruption in any of these suppliers' ability to manufacture and supply us with the components could harm our operating results.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 3 to 7, that may cause our or our industries' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements or other information at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Company's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stock-holders and we will not receive any proceeds from the sale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The offering price will be determined from time to time by the selling stockholders. See “Plan of Distribution.”

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of their common stock being registered hereunder. Because the selling stockholders may offer all or only some portion of the 123,242,702 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

None of the selling shareholders had any position, office or material relationship with us or any of our affiliates in the last three years. The selling stockholders are not broker-dealers (acting in such capacity) or affiliates of a broker-dealer to our knowledge.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of May 20, 2005 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

			Number of Shares Owned By Selling Stockholder After Offering and Percent of Total (1)

Selling Stockholder	Common Stock Owned by Selling Stockholder (2)	Total Shares Registered for Selling Stockholder	# of Shares	% of Class
Longview Fund, LP, Michael Rudolph, Controlling Person	26,520,737	26,520,737	0	0

Longview Equity Fund, LP, Michael Rudolph, Controlling Person	27,846,774	27,846,774	0	0

Longview International Equity Fund, LP, Michael Rudolph, Controlling Person	11,934,332	11,934,332	0	0

Ashford Capital Transition Fund I, LP, Frank Cavanaugh, Controlling Person	4,420,123	4,420,123	0	0

Lagunitas Partners LP, Jon D. Gruber, Controlling Person	11,713,226	11,713,226	0	0

Gruber & McBain International, Jon D. Gruber, Controlling Person	2,431,068	2,431,026	0	0

Jon D. Gruber and Linda W. Gruber	3,536,098	3,536,098	0	0

Rob Tholomeier	1,210,061	1,210,061	0	0

David Dorhmann	1,210,061	1,210,061	0	0

David Olson	1,210,062	1,210,062	0	0

Brian Swift	1,210,062	1,210,062	0	0

1.
Assumes all of the shares of common stock offered are issued and are sold. Percentage of class is based on 220,403,702 common shares issued and outstanding on May 20, 2005 as if the full amount of convertible notes described herein are converted at $.05 per share, with all warrants being exercised.

2.
The number of shares of common stock listed as beneficially owned by the selling stockholder represents the number of common stock owned by such stockholder and any shares that may be acquired pursuant to any warrants owned by such stockholder.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

The Selling Shareholders have invested $1,334,667, in the aggregate in the Company. Funding occurred on April 27, 2005, May 10, 2005 and May 12, 2005. An additional $665,333 is due to be invested within 5 business days of the date of effectiveness of this Registration Statement. The amounts invested and to be invested (assuming additional $665,333 is invested) and warrants issued and to be issued to each are as follows:

Selling Shareholder	Amount Invested	Warrants	Semi Annual Coupon (assuming 8% rate)
Longview	$600,000	14,520,737	$24,000
Longview Equity	$630,000	15,246,774	$25,200
Longview International Equity	$270,000	6,534,332	$10,800
Ashford Capital	$100,000	2,420,123	$4,000
Lagunitas Partners	$265,000	6,413,326	$10,600
Gruber & McBain International	$55,000	1,331,068	$2,200
Jon D. Gruber and Linda W. Gruber	$80,000	1,936,098	$3,200
Rob Tholomeier	0	1,210,061	0
David Dohrmann	0	1,210,061	0
David Olson	0	1,210,062	0
Brian Swift	0	1,210,062	0

The funds were invested pursuant to Secured Convertible Notes, dated as of April 27, 2005, May 10, 2005, May 12, 2005 and the fifth day following the date of effectiveness of this Registration Statement (the “Notes”).

The terms of the Notes are as follows:

The coupon payment is due on October 1, 2005, and semi annually thereafter while the Notes are outstanding, and the Notes are due on the two year anniversary of the issuance date.

The Notes are convertible into EENT Common Stock at any time at the holder's discretion in part or in whole by dividing the principal amount converted by a price (“Conversion Price”) equal to the lesser of (i) $0.12, or (ii) 70% of the average of the five lowest closing bid prices of the Common Stock as reported by Bloomberg L.P. for the Over the Counter Bulletin Board for the twenty trading days preceding a conversion date. Until the later of 270 days after the issue date of this Note, or until the closing bid price of the Common Stock as reported by Bloomberg L.P. for the Principal Market is less than $.06, the minimum Conversion Price shall be $0.05. At all times beneficial ownership of EENT Common Stock for any investor and its affiliates shall not exceed 4.99% on an as converted basis (unless such investor opts to waive such condition). Conversion Price is adjusted equitably for stock splits and the like.

Selling Shareholders were issued an aggregate of 42,242,704 five year Class A Warrants at an exercise price of $0.12 per share. The Class A Warrants are callable by the Company at $0.12 per share if for any 10 day trading period the common stock closes at least $0.24 per share for each of the trading days.

The Selling Shareholders were issued an aggregate of 11,000,000 five year Class B Warrants at an exercise price of $0.20 per share. One half of the Class B Warrants are callable by the Company following the two consecutive calendar months during which the Company has sold and delivered 100 AXP 1000 units, and all of the Class B Warrants may be called during the calendar month following the two consecutive months during which the Company has sold and delivered 150 AXP 1000 units.

Within 30 business days of April 27, 2005, EENT is required to file a registration statement on Form SB-2 for the shares into which the Convertible Notes are convertible and underlying the Warrants. The Company shall use its best efforts to have the registration statement declared effective within 120 days after April 27, 2005.

Events of Default under the Convertible Notes include: bankruptcy; failure to timely file the Registration Statement; failure to maintain trading of the Common Stock on the over the counter bulletin board; and failure to make any payment within 30 days of the due date therefor. Remedies include foreclosure on the assets of the Company and its subsidiaries, on which purchasers of the Notes have a first lien, and payment of a 2% per month penalty for late filing of the registration statement, or if it is not effective within 120 days after April 27, 2005.

Selling Shareholders also covenant not to use any of the Shares registered hereunder to cover any short position in the Company’s Common Stock.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 123,242,702 shares of common stock. We have registered such shares of common stock for sale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean we will issue any of such shares or that the selling stockholders will offer or sell such shares. Any of the selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the NASDAQ Over the Counter Bulletin Board), in privately negotiated transactions or otherwise. Sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of such determination, may be higher or lower than the market price of the shares on the NASDAQ Over the Counter Bulletin Board.

The shares of common stock being offered by this prospectus may be sold by the selling stockholders or by their donees, transferees, successors or assigns by one or more of the following methods, without limitation:

«	on the NASDAQ Over the Counter Bulletin Board or any other exchange or over the counter market on which the stock is listed at the time of sale;

«
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

«	purchases by broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

«	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

«	privately negotiated transactions;

«	market sales (both long and short to the extent permitted under the federal securities laws);

«	at the market to or through market makers or into an existing market for the shares;

«	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

«	in underwritten offerings; and

«	a combination of any aforementioned methods of sale.

The selling stockholders may accept and, together with any agents of the selling stockholders, reject in whole or in part any proposed purchase of shares of common stock offered by this prospectus. The Company will not receive any proceeds from the offering of shares by the selling stockholders.

In the event of the transfer by any of the selling stockholders of their shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholders who have transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stock-holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a prospectus supplement accompanying this prospectus, or, if appropriate, a post effective amendment to this registration statement will be filed, disclosing the name of any underwriters or broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to underwriters or broker- dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling stockholders may not offer or sell their shares of common stock unless (1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

LEGAL PROCEEDINGS

On October 28, 2003, the Company was served with a complaint by 600 Racing, Inc. The complaint alleges that EENT is liable on a $150,000 judgment issued against Millennium Fuels USA, LLC (“MFUSA”), an unrelated entity, of which Will McAndrew and Roger Wurtele, the Company's CEO and CFO, respectively, were the Managers. The complaint alleges that the Company engaged in a joint enterprise with MFUSA and integrated resources with MFUSA and is thus liable on an “alter ego” theory.

In October 2004, the case was removed to the U.S. Bankruptcy Court for the Northern District of Texas, as part of the pending bankruptcy of MFUSA. The debtor has proposed a Plan of Reorganization supported by the U.S. Trustee, for settlement by EENT of the litigation for $15,000.

Other than as stated above we are not a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers.

The following table sets forth information concerning the directors and executive officers of Energy & Engine Technology Corporation:

NAME	AGE	TITLE	Dates of Service

Willard G. McAndrew III	50	Chairman, President, Chief Executive Officer, and Director	December 2001-Present

Roger Wurtele	58	Vice President, Chief Financial Officer, and Director	December 2001-Present

Jolie Kahn	40	General Counsel and Secretary	March 2002-Present

Robert Farris	78	Independent Director	June 2002-Present

Stanley A. Hirschman	58	Independent Director	May 2005 - Present

Background of Officers and Directors

Willard G. McAndrew, III. Since December 2001, Mr. McAndrew has served as Chairman, President, Chief Executive Officer and a Director of Energy & Engine Technology Corporation. From 1998 through 2002 Mr. McAndrew was the President and Manager of Millennium Fuels USA, LLC., an affiliate of Millennium Fuels Corporation. Mr. McAndrew was also the President and the Chairman of the Board of Directors of Millennium Fuels Corporation from 1998 to 2002. Millennium was a developer and producer of both fuels and alternative fuels, domiciled in Plano, Texas. From 1996 until 1998, he served as president and a director of McAndrew Management II, Inc., a developer and operator of oil and gas production projects located in Richardson, Texas. Mr. McAndrew devotes his time as required to the business of Energy & Engine Technology Corporation.

Roger Wurtele. Since December 2001, Mr. Wurtele has served vice president and chief financial officer and as a director of Energy & Engine Technology Corporation. From 1998 through December 2001, he served as the Manager and Principal Financial Officer of Millennium Fuels, USA, LLC. Millennium Fuels, USA, LLC was a developer of products in both the fuels and alternative fuels industries. From 1995 until 1998, Mr. Wurtele was the President and a director of Controllership Services, Inc., a provider of financial consulting services located in Shreveport, Louisiana. Mr. Wurtele holds a Bachelors Degree in Business Administration from the University of Nebraska and is admitted as a Certified Public Accountant in the states of Colorado and Louisiana. He devotes his time as required to the business of Energy & Engine Technology Corporation.

Jolie Kahn. Ms. Kahn received her Bachelor of Arts degree in Government from Cornell University in Ithaca, New York and graduated magna cum laude from the Benjamin Cardozo School of Law in New York, New York in 1989, where she was a member of its Law Review and an Alexander Fellow. Since that time, she has represented both private and public companies in varied aspects of general corporate, securities, corporate finance and mergers and acquisitions law and transactions. In addition, Ms. Kahn has counseled clients in areas related to their general day-to-day business affairs, such as employment and taxation issues. Ms. Kahn's career began at Weil, Gotshal & Manges, LLP in New York City, and most recently, she had acted as an in-house counsel to a “high tech” company in Boca Raton, Florida. Ms. Kahn has been with the Company since March 2002, and was Counsel to Seisint, Inc. in Boca Raton, FL, from March 2001 to March 2002. From January 2000 through October 2002, she was Of Counsel to Braverman, Kaskey & Caprara in Philadelphia, PA, and from October 1998 through January 2000, she was Of Counsel to Meyer, Suozzi, English & Klein, of Mineola, NY.

Robert Farris. Mr. Farris serves as one of our directors. After three years in the U.S. Army in Korea, Mr. Farris became the Safety Director for Valley Transit Company, a full-service bus company, in 1955. In 1963, he became President of Valley Transit Company, a position he holds to the present day. Mr. Farris has also served as Director for Texas State Bank, Harlingen, Texas, Texas Regional Bancshares, McAllen, Texas, National Bus Traffic Association, Texas Motor Transportation Association, Texas Tourist Council and Arxa International Energy Corporation. Mr. Farris' civic activities include Board of Trustees Marine Military Academy, President of Harlingen Chamber of Commerce, Harlingen Industrial Foundation, Inc., Lower Rio Grande Valley Chamber of Commerce, Algodon Club, Crusade Chairman for the American Cancer Society, Vice President Rio Grande Council of Boy Scouts of America, Board Member for the First United Methodist Church of Harlingen and Member of Phi Gamma Delta. Mr. Farris has been recognized for his accomplish-ments by Who's Who in America and Who's Who in Finance and Industry.

Stanley A. Hirschman. Mr. Hirschman is President of CPointe Associates, Inc., a Plano, Texas - based executive management consulting firm that specializes in solutions for companies with emerging technology based products, and is well versed in the challenges of regulated corporate governance. He is Chairman of Bravo Foods International, former Chairman of Mustang Software, Director of 5G Wireless Communications and Bronco Energy Fund. While at Mustang Software, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase shareholder value, resulting in the successful acquisition of the company by Quintus Corporation. His client list has included SBC Wireless, Nortel, Netcom, MindSpring, EarthLink, Inc., Retail Highway and Datametrics. Additionally, he is a founder of Aiirmesh Communications, a provider of wireless high-speed community broadband. Mr. Hirschman is a member of the National Association of Corporate Directors. He is also active in community affairs and serves on the Advisory Council of the Salvation Army Adult Rehabilitation Center.

All directors hold office until the next annual meeting of the stock-holders and until their successors have been elected and qualified. The officers are elected annually by the board of directors.

There are no family relationships between any of our directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer.

We do not currently have an audit committee.

As of March 31, 2005, the other “significant employees” were: Michael Patrick, at Anchor Manufacturing, Inc. and Fernando A. Pereira at BMZ Generators, Inc..

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) as of May 1, 2005 by (i) our directors and nominees for director, (ii) our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known by us to beneficially own more than 5% of our common stock. The percentages set forth below are based on 127,001,244 shares of the Company's common stock outstanding as of May 20, 2005.

Number of
	Shares	Percent of
	Beneficially	Shares
NAME(1)	Owned (1)	Outstanding

Directors and Executive Officers:

Willard G. McAndrew III 5308 W. Plano Parkway Plano, Texas 75093	11,257,997 (A) (D)	8.86% (B)

Roger N. Wurtele 5308 W. Plano Parkway Plano, Texas 75093	11,207,997 (A) (D)	8.83% (B)

Jolie G. Kahn 5308 W. Plano Parkway Plano, Texas 75093	7,218,518 (A) (D)	5.68% (B)

All officers and directors as a group	29,684,512 (D)	23.37%

Kevin W. Smyth	21,759,654 (D)	18.05%

*(A) = The individual had 4,000,000 warrants which are currently exercisable as of December 20, 2004
*(B) = Percentages do not reflect ownership if all warrants owned on December 20, 2004 were exercised
*(D) = Direct Beneficial Ownership

(1)
Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

DESCRIPTION OF SECURITIES

The following summary is a general description of our Corporation's Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Certificate of Incorporation and Bylaws, including the definitions included in these documents.

Common Stock

Our authorized capital stock consists of 280,000,000 shares of common stock, $0.001 par value per share. As of May 20, 2005, 127,001,244 shares were currently issued and outstanding. As a holder of common stock you will be entitled to one (1) vote per share on each matter to be voted on by our shareholders. Dividends may be paid to you as and when declared by the board of directors.

Holders of shares of our common stock do not have cumulative voting rights. This means that more than fifty percent (50%) of the holders of common stock, voting for the election of directors, can elect all of the directors or be elected themselves if they so choose. Holders of the remaining shares would not be able to elect any of our directors. Holders of shares of our common stock do not have any pre-emptive rights with respect to shares of stock we may sell in the future.

Under Nevada law, an “acquiring person” who acquires a “controlling interest” in an “issuing corporation” may not exercise voting rights on any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorized voting rights for the control shares is entitled to demand payment for the fair value of such person's shares, and the corporation must comply with the demand. For purposes of these provisions, “acquiring person” means any person who, individually or with others, acquires or offers to acquire, directly or indirectly a “controlling interest” in a corporation. “Controlling interest” means the ownership of outstanding voting shares of said corporation sufficient to enable said person, individually or with others, directly or indirectly, to exercise (i) one fifth or more but less than one third (ii) one third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of disinterested stockholders as each threshold is reached. “Control shares” means those outstanding voting shares of a corporation that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. This statute applies to Nevada corporations having 200 or more stockholders, at least 100 of whom are Nevada residents and does business in Nevada directly. Since the Company does not have 100 Nevada resident stockholders and does not do business in Nevada, the statute does not currently apply to the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered hereby will be passed on for us by Jolie Kahn, our General Counsel. Ms. Kahn owns approximately 7,218,518 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Article XI of the Company's Articles of Incorporation provides the following indemnification provision:

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of the Corporation or is or was serving at the request of the Corporation as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans whether the basis of such proceeding is alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Nevada General Corporation law, as the same exists, or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss, including attorneys fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Nevada General Corporation Law requires the payment of such expenses incurred by an officer or director in his or her capacity as an officer or director (and not in any other capacity in which service was or is rendered by such person while an officer or director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it shall ultimately be determined that such officer or director is not entitled to be indemnified under the Section or otherwise.

If a claim hereunder is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may, at any time hereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Nevada General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any officer, director, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of officers and directors of the Corporation or individuals serving at the request of the Corporation as an officer, director, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

DESCRIPTION OF BUSINESS

Energy & Engine Technology Corporation (“Registrant” or the “Company”) was formed in the State of Nevada on November 16, 1999 under the name Bidder Communications, Inc. On December 5, 2001, Registrant filed an Amendment to its Articles of Incorporation, changing the name of the company to Energy & Engine Technology Corporation.

On September 7, 2001, the Company acquired 100% of the membership interests in Southern States Gas Gathering, LLC (“SSGG”) for $153,828 in cash and common stock, which was recorded as an acquisition of assets. The assets acquired consisted primarily of an inactive 65 mile gas gathering system located in the Caddo Pine Island Field, Louisiana. The Gas Gathering operation was considered a discontinued operation as of December 31. 2004 and was subsequently sold in 2005.

On December 5, 2002, Wind Dancer Aviation Services, Inc. (“Wind Dancer”), a wholly owned subsidiary of Registrant, purchased certain hard assets and inventory and fuel associated with the former Fixed Base Operator (“FBO”), at Stevens Field, Archuleta County, Colorado from the Board of County Commissioners of Archuleta County, Colorado. The total consideration paid was $103,375. The purchase price funds were provided by Registrant in the form of an equity infusion into Wind Dancer. The nature of the business in which the assets were used was an FBO, and Wind Dancer continues to use the assets in an FBO. The FBO was considered a discontinued operation in 2004 and was subsequently sold in 2005.

CURRENT BUSINESS

The Parent

Registrant is pursuing a strategy to establish a technological presence in providing products to the long haul trucking industry in America. With the national quest for a balanced energy policy that addresses consumption issues, it is seeking to do its part to contribute to reductions in our dependence on foreign energy sources which management believes is a national security issue. As of December 31, 2004 Registrant had one division which focuses on innovative ways to conserve energy and/or make engine technology more efficient, less harmful to the environment and effective including: its AXP 1000 auxiliary power generator for long haul trucks and related standby power generation business. Its two other divisions were considered discontinued operations in 2004. In early 2005, Registrant sold its Fixed Base Operator for general aviation aircraft in Pagosa Springs, Colorado and has sold its Gas Gathering System, located in the Caddo Pine Island Field, in Caddo Parrish, Louisiana. As discussed below, Registrant has determined to redirect its focus on power supply for the transportation industries, rather than on the energy gathering or aviation facets of its businesses.

AXP 1000 AND RELATED RESEARCH AND DEVELOPMENT

Overview

Prior Activity

The AXP 1000 is a device designed for new installation and retrofit to semi truck tractors which provides air conditioning and heating for long haul trucks and power generation without running the truck engine to provide “creature comforts” for the truck cab (i.e.: heating, cooling and operation of devices requiring electrical power), while keeping the truck battery charged. Registrant has filed a patent on its device which has been amended pursuant to a continuation in part. On December 2, 2002, Registrant successfully installed its new Auxiliary Power Generator - “AXP 1000” on a truck, and the unit functioned properly, including providing power to the truck's cab HVAC unit. On January 2 and 3, 2003, an AXP 1000 unit was installed on a loaned truck, and road testing completed.

Registrant spent most of 2003 testing and making improvements to its AXP 1000. In December 2003, Registrant commenced commercial sales of the AXP 1000 and has recently transitioned from a research and development stage to a marketing and sales and production stage.

Long Haul Trucking Industry and Current Activity

The trucking industry is a $255.5 billion industry in the U.S. with 1,900,000 tractor trailers (Source: TruckInfo.net as of March 13, 2005). The average truck driver in the United States makes 30.3 cents per mile and an average of $32,000 per year, leading to the assumption that the drivers travel an average of over 90,000 miles per year. The trucking industry accounts for 12.8% of all the fuel purchased in the U.S., with the average 2005 per gallon price of diesel estimated at over $2.00 per gallon (up from $1.26 in 2002).

The Argonne National Laboratory Report entitled “Analysis of Technology Options to Reduce the Fuel Consumption of Idling Trucks” by F. Stodolsky, L. Guines and A. Vyus, dated June 1, 2000 (“Argonne Report”) contains various calculations of savings by utilization of technology options to idling, including auxiliary power generators, which show the potential for massive reductions in fuel consumption. In conclusion, the Argonne Report states: “[any] of the listed alternatives has significant potential to reduce all impacts compared to idling overnight.... Auxiliary power units [may] reduce energy and petroleum use and CO2 emissions by more than 80% for the entire year” (using assumption of 458,000 trucks with 85 days of heating at 10 hours per day and 218 days with average cooling at 4.5 hours per day).

Furthermore, according to an article on the Transportation Technology and R&D Center website (www.transportation.anl.gov), called “Truckers: Don't Let Your Profits Go Up In Smoke,” “assuming 1,830 hours of idling a year, a single truck emits about 22 tons of carbon dioxide;...390 pounds of carbon monoxide; and 1,024 pounds of nitrous oxides.” The article, in a parenthetical, states there are approximately 480,000 Class 7 and 8 trucks.

Effective as of midnight, January 4, 2004 new federal regulations were implemented which significantly curtail long haul truck driver time, thus increasing the length of rest intervals, and the need for idling alternatives such as EENT's AXP 1000 device. In summary, the regulations permit truck drivers to drive for 11 hours, only after having spent 10 consecutive hours off duty and limit the number of hours a driver may be on duty in any consecutive 7 day period to 60. The Federal Motor Carrier Safety Administration (“FMCSA”) stated in a December 30, 2003 press release that federal and state regulators plan to spend the first 60 days after implementation in “an aggressive education campaign and enforcing egregious violations” in the first regulations in this area enacted in over 60 years. In fact, the FMCSA website (www.fmcsa.dot.gov) states that 47 of 50 states plan to immediately cite violations of regulations.

These new regulations are touted to greatly improve safety for the 2.6 million long haul trucks in the U.S., according to the above cited press release, and are projected to save 75 lives and prevent over 1300 driver fatigue related injuries and 6900 property casualty crashes each year, with over $628 million in cost savings to the American economy. However, the American economy's gain is the trucking industry's loss. According to a January 2, 2004 article on the Sun-Sentinel's website, the cost to trucking companies could rise so significantly that manufacturer shipping costs could rise 2 percent to 19 percent in the near future.

According to the January 3, 2005 issue of Transport Topics, in “Freight Haulers Expand Fleet” by Daniel P. Bearth, there were an estimated 3,147,088 Class 8 trucks in operation in the U.S. in the third quarter of 2004, compared to 3,066,551 in the third quarter of 2003, which is a 2.6% increase in usage. Given these estimates, utilizing an estimated average cost of $7,000 per unit, the auxiliary power unit industry has the potential to be a $22 billion industry (although this potential industry size should not be taken as a projection as to actual industry growth or actual average per unit cost). The same issue indicates that investment in trucking has markedly increased in recent years, with $1.8 billion being invested (from the sale of stock) since 2002, with only $39.4 million invested in 2000 and 2001 (from the sale of stock) (Source: “Investors Open to Trucking” by Daniel P. Bearth, Transport Topics, January 3, 2005). Given that trucking overall is a $676 billion industry, according to the American Trucking Association, there seems to be significant opportunity for companies involved in the trucking sector.

As far as the cost of fuel is concerned, truckers paid approximately $62 billion for diesel fuel in 2004, representing a $10 billion increase from 2003 (source: Truckline, January 18, 2005), an even more compelling reason for fleets and independent owner operators to buy an AXP product in 2005.

Additionally, many states limit the amount of idling time to 3 - 5 minutes per hour. Fines can range from as little as $100 to as much as $50,000. Active enforcement has begun. On the idling regulation front, violations of New Jersey’s three minute idling regulation can lead to very large fines, with the maximum permitted under law of $50,000 for third and subsequent offenses (See N.J.A.C. 7:27-14 and 7:27A - 3.10, although current limits for civil administrative penalty purposes are capped at $3,000 for third and subsequent offenses). From August 9, 2004 - January 4, 2005, New Jersey’s compliance sweep led to 122 vehicle violations. Several jurisdictions, including Utah and Denver, Colorado now have jail time as a possible penalty for repeat violations of idling regulations.

Detailed Information on the AXP 1000 Product

The AXP 1000 is a device designed for new installation and retrofit to semi truck tractors which provides `air conditioning and heating for long haul trucks and power generation without running the truck engine to provide “creature comforts” for the truck cab (i.e.: heating, cooling and operation of devices requiring electrical power), while keeping the truck battery charged. The Company recently had filed four provisional patent applications on the device, which was converted to a traditional patent pending in 2003, and has recently filed a continuation in part to include further unique features.

Recent federal and state laws and regulations collectively limit both the number of hours per day that long haul truckers may drive and the number of non-driving hours they may allow their trucks to idle. Trucks burn a considerable amount of diesel fuel when idling and release harmful emissions into the atmosphere. According to the U.S. Department of Energy's Transportation Technology R&D Center's website, with a 1000 RPM engine and truck accessories with a 10 brake horsepower, the total yearly savings for fuel costs, preventative maintenance and overhauls would be approximately $5,280, even with diesel at a modest $1.35 per gallon and with diesel now averaging more than $2.00 per gallon, more than $8,000 per year. The AXP 1000 reduces fuel consumption and release of noxious emissions, as well as lowering the truck maintenance burden. Reduced engine running time lengthens the intervals between scheduled maintenance on the truck's engine.

These claims are borne out by industry research. According to the Argonne Report, “long-haul trucks idling overnight consume more than 838 million gallons of fuel annually” The report continues on to indicate that various technology solutions, which reduce idling time, can also be effective methods of saving fuel, reducing maintenance costs and lowering emissions. One such solution is the AXP 1000.

The AXP 1000 also has the potential to be a significant money saver. The device now retails for $6,500 (with the new split unit air conditioner), so it may pay for itself in less than one year, based upon the cost savings estimates above. Given that the average truck is rotated every three years or 1,000,000 miles by large companies, and the device pays for itself in less than one year on average, the device is destined to be a priority for all long haul truck fleets interested in cost savings.

While there are several other direct competitors in this market, Registrant believes that its device occupies a unique niche as it is one of the lightest devices on the market, has a low maintenance burden and is one of the least expensive auxiliary products (“APUs”) available. According to the Argonne Report, other technology options to reduce idling (such as direct-fired heaters, which raise safety concerns, in addition to high retrofitting costs and unknown reliability, thermal storage systems, which is a relatively new technology without any active manufacturer, and truck stop electrification (there are almost no truck stops currently offering plug-ins in the U.S.)) are not currently viable.

Trade Show Participation and Media Exposure

Registrant has had much feedback from its launch of the product at the March 2003 Mid America Truck Show in Louisville, Kentucky. At that truck show, several major American retail and/or trucking fleet giants expressed interest about including the product in testing programs. In addition, the Registrant approached several small fleets about initial orders, to be supplemented with larger orders over a one to two year period.

Further trade show exposure continued with participation in the Great American Truck Show, in Dallas, which occurred in late September 2003. The Show had an estimated attendance of 30,000 people from the trucking industry. With its location at the America Trucking On the Road Magazine booth, EENT experienced high volume potential customer exposure for the AXP 1000 and made contact with several new potential distributors and installation facilities. The grand prize for the On the Road drawing was a free AXP 1000 unit, and several hundred people were present for the drawing. EENT has also advertised the AXP 1000 in On the Road, which according to its staff, has a circulation in excess of 80,000. EENT again teamed up with On the Road at the Mid America Truck Show in March 2004 in Louisville, KY, which is touted to be the largest truck show in North America, with projected attendance of over 80,000 people.

EENT was also featured in Fleet Owner Magazine's September 2003 special industry report on anti-idling called “Turn Idle Time into Cash”. This bi-annual report should reach much of Fleet Owner's estimated 103,000 circulation.

Further trade show participation ensued at the American Trucking Association show in October 2003, which focuses on management level exposure to the trucking industry. The ATA show provided exposure for future contact with decision makers at the larger players in the long haul trucking industry.

In March 2004, EENT again had a booth at the Louisville Mid America Trucking Show with emphasis on taking orders for units, setting up new installation facilities and expanding its dealer network.

Again in October 2004, EENT attended the ATA Management Conference in Las Vegas, Nevada at which its prototype technology, the AXP InfiniGen, was announced. In February 2005, EENT attended the ATA Technical Maintenance Conference in Orlando, Florida. At both shows fleet and dealer exposure to the product were the main goals. EENT also attended the 2005 Mid American Truck show in Louisville, Kentucky, its third straight year of participation.

Early Installations

On December 2, 2002, the Company successfully installed its new Auxiliary Power Generator - “AXP 1000” on a truck, and the unit functioned properly, including providing power to the truck's cab HVAC unit. The Company has successfully completed its second test of its Auxiliary Power Generator - “AXP 1000”, on January 3, 2003. The unit was mounted on a truck and connected to the batteries and HVAC unit, and a dedicated start mechanism was installed. The unit generated electricity in excess of that needed to charge the truck batteries and run the HVAC system and other electronics inside the truck cab. The unit was installed in the unique mounting location sought, tied into the stack and installation brackets were designed and utilized which allow for truck vibration dampening.

Product Supply and Current Installations

The 2003 installation schedule had been slower than anticipated due to holiday hiatus of various AXP 1000 parts suppliers and difficulty in scheduling driver availability over the holidays to have trucks in Oklahoma City and Dallas for installations. However, as the holiday season abated, EENT looked forward to increased production and installation in the first quarter of 2004. During the balance of 2004, EENT encountered several challenges and delays. As further set forth in its Management’s Discussion and Analysis, the unreliability of its air conditioner caused production to be put on hiatus in June and the balance of 2004 was spent moving into its new production facility and developing it new HVAC system “Over the Road Comfort System”.

EENT is encouraged by its proven uniqueness as compared to other products in the market. One major way in which it shows its uniqueness is the versatility in its ability to be installed in nonstandard locations. In one of the installations in Oklahoma City, the unit was installed between the frame rails directly below a previously installed “headache rack” (safety barrier between the back of the truck cab and trailer). To accommodate the rack which sits above the rails in the usual AXP 1000 mounting position, EENT's unit was mounted further down between the rails, as made possible due to its compact size. Additionally, the between the rail mounting position maintains balanced weight distribution and preserves side rail space needed for installation of additional items such as larger fuel tanks and toolboxes.

Sources of Supply and Assembly Information

The source of supplies used to assemble the AXP 1000 are off the shelf products which are readily available. Major items include Lombardini USA for the motor, BMZ Generators & Welders, Inc. (“BMZ”) for the generators and Anchor Manufacturing for the HVAC unit. There is no need for government approval of principal products and services, and the BMZ generator meets standards for US military applications. Research and development expense incurred during the year ended December 31, 2004 was approximately $169,271 (product development) as discussed below, the Company acquired the assets of BMZ on July 1, 2004.

In November 2003, the Company engaged Decimal Engineering of Pompano Beach, Florida to manufacture the enclosures for its AXP 1000 device. Decimal Engineering, Inc. is a full service precision sheet metal fabricator and machine shop specializing in the electronics, telecommunications, medical, computer, automotive and marine related industries, which has been operating since 1968 in South Florida. Currently, Decimal is fully automated and employs more than 80 people, working 2 shifts, and its sales have grown on an average of 15% per year for the last several years. Because of its extensive facility, Decimal has the current ability to keep up with enclosure manufacturing demand as the Company's AXP 1000 order flow increases.

Acquisitions

On May 19, 2004, the Company entered into a definitive purchase agreement with BMZ and Fernando A. Pereira, the owner of BMZ, pursuant to which the Company was to purchase all of BMZ's assets and related intellectual property, owned by Pereira for $2,000,000, $500,000 in cash at closing and $500,000 in Company Common Stock upon presentation of written documentation for the intellectual property with the last $1,000,000 being paid out over five years based on certain earn out criteria from the ongoing business of the subsidiary which purchased the assets. EENT hired Pereira to run the business arising from the purchased assets as of July 1, 2004. The transaction closed effective as of July 1, 2004, with BMZ Generators Technology, Inc., a wholly owned subsidiary of the Company, as the purchaser. Although the parties negotiated the stock value at $500,000, it was recorded for accounting purposes at $700,280 based on the closing price of 2,801,120 shares of the Company's Common Stock, as of May 19, 2004, the date of the definitive agreement. \

BMZ is a Pompano Beach, FL manufacturing concern which has over 30 years of experience providing customers with equipment and service in the areas of power generators and custom designed/built power equipment for various industrial, military, and trucking applications. BMZ assembles, packages and ships units.

In the acquisition of BMZ, the Company acquired the assembly facility for the AXP 1000 product (not including the underlying real estate), other assets of BMZ, and related intellectual property. The Company leases the 10,000 square foot Pompano Beach facility owned by BMZ's owner, Fernando A. Pereira, who is now an employee of Registrant.

On February 8, 2005, EENT entered into a binding letter of intent with Anchor Tampa, Inc. to purchase assets of its marine air conditioning business for $950,000. The letter of intent called for a $37,500 non-refundable deposit paid by EENT as of March 31, 2005, with closing set to occur on or before April 30, 2005. The closing occurred on May 3, 2005, effective as of April 29, 2005. The $912,500 balance of the purchase price was paid as follows: $200,000 in Common Stock (2,702,703 shares), $550,000 in cash, $25,000 in price reduction for assumption of warranty claims and $137,500 in a purchase money note due on the earlier of (i) 5 business days after the receipt of proceeds from the second tranche of cash to be received from Longview Equity Fund after effectiveness of a registration statement to be filed in conjunction with the Company’s April 27, 2005 financing (see note 9 to the attached unaudited financial statements for the three months ended March 31, 2005, convertible note financing), and (ii) July 3, 2006.

EENT has designed its split unit air conditioner for its AXP 1000 and AXP InfiniGen products, with the first 20 units produced by Anchor and delivered in January 2005. This latest acquisition brings inhouse to BMZ Generators Technology, EENT’s wholly owned subsidiary, control of a key component of its truck power generation units, and past design challenge. EENT will also gain access to Anchor’s ongoing marine air conditioning business, which will dovetail with BMZ’s marine generator business.

Anchor’s marine air conditioners, which range from 7000 btu to 24000 btu, are designed to meet the requirements of both pleasure and other marine craft, and its superior air conditioners are the product of its state of the art assembly, testing and quality control procedures. Anchor has an extensive sales network with approximately 16 manufacturer’s representatives covering 29 states and 5 countries, with 90 retail locations and distributors. There is good synergy with EENT’s existing BMZ marine division as the Anchor acquisition will provide an additional distribution channel for BMZ’s marine generator products. Anchor’s philosophy is to provide quality product at a fair price, with superior customer service to ensure repeat business, in addition to an expanded customer base due to its excellent reputation. Anchor Manufacturing is a division of Anchor Tampa, Inc., which has been in the construction, marine and refrigeration/air conditioning business for 24 years, and currently employs 150 persons in the Tampa area.

Market and Marketing Plan

The potential market for the AXP 1000 is 2,200,000 existing Class 8 trucks and 200,000 new trucks manufactured annually.

EENT envisions a five step marketing plan for the AXP 1000 Program.

1.	Independent Owner/Operators (1 - 5 trucks per customer)

a.	Focused Trade Shows
	i.	Mid America Truck Show in Louisville, KY
	ii.	Great American Truck Show in Dallas, TX

b.	Trucker Referral Program
	i.	Cash referral fee for trucks who recommend customers which buy an AXP 1000

c.	Target Publications
	i.	Fleet Owner Magazine
	ii.	On the Road Magazine

2.	Small Fleets (6 - 250 trucks)

a.	Focused Trade Shows
	i.	Mid America Truck Show in Louisville, KY
	ii.	Great American Truck Show in Dallas, TX

b.	Target Publications
	i.	Fleet Owner Magazine
	ii.	On the Road Magazine

c.	Buying Clubs
	i.	Mercer Transportation
	ii.	Jones Motor Transport

d.	Implementation of Multi - tier Volume Discounts

3.	Large Fleets (Over 250 trucks)

a.	Focused Trade Shows
	i.	Mid America Truck Show in Louisville, KY
	ii.	Great American Truck Show in Dallas, TX
	iii.	ATA Truck Show in San Antonio, TX

b.	Target Publications
	i.	Fleet Owner Magazine
	ii.	On the Road Magazine

c.	Buying Club
	i.	Landstar

d.	Implementation of Multi - tier Volume Discounts

e.	Implementation of Test Programs

4.	Truck Stops (i.e.: Travel Centers of America, Flying J)

a.	AXP 1000 is the only unit which could practically be marketed through truck stops due to short installation time

b.	Minimal Inventory Investment (Offer of Net Period Terms)

c.	Fixed return (installation revenue) but ability to market other services for trucks stopping for AXP 1000 installation

d.	Implementation of Multi - tier Volume Discounts

5.	Independent Installation Facilities

a.	Focused Trade Shows
	i.	Mid America Truck Show in Louisville, KY
	ii.	ATA Truck Shows

b.	Target Publications
	i.	Fleet Owner Magazine
	ii.	On the Road Magazine

c.	Incentives for facilities to generate leads or EENT to provide geographic appropriate leads

d.	Implementation of Multi - tier Volume Discounts

e.	Fixed return (installation revenue) but ability to market other services for truck at dealer for AXP 1000 installation

The AXP 1000 marketing effort is spearheaded by both a team of manufacturer’s representatives, which currently cover 36 states for fleet and dealer sales and through J&J Idling Solutions, a Dallas based installer, current employed by the Company. Other sales, such as direct to owner operators, are handled at multiple levels within the Company.

Competition

The AXP 1000 faces significant competition from other auxiliary power units and stationary idle eliminating technologies.

Major auxiliary power units include Rig Master, Pony Pack, Pro Heat, Truck Gen and Idle Eliminator. Generally, these units are more expensive and heavier in weight than the AXP 1000. Also, some are belt driven versus direct drive and/or water cooled instead of air cooled, which generates the likelihood of increased maintenance instances over the AXP 1000. Also, the AXP 1000 exhibits versatility of installation location as it can be mounted between the rails instead of on the side rails, permitting use of the side railing for installation of other accessories (i.e.: tool boxes).

Fixed location alternatives to an APU include truck electrification and Idle Aire Truck electrification consists of shorepower Truck Stop Electrification systems that provide grid electricity to stationary, long-haul trucks for the operation of onboard HVAC units, block heaters, and in-cab convenience appliances. Idle Aire consists of an umbilical duct, connected through the truck cab's passenger side window, which delivers heat, air conditioning and power to the cab. These alternatives carry obvious disadvantages in that a large capital outlay is required by the truck stop, thereby limiting the locations where the technologies are available. The AXP1000 can be utilized anywhere a truck is stopped.

DISCONTINUED OPERATIONS

Wind Dancer Aviation Services, Inc.

Overview

Until February 2005, Registrant owned the fixed base operator (“FBO”; equivalent of a service station for aircraft), at Stevens Field, Pagosa Springs, Colorado, and it planed to provide aircraft engine enhancements and installation activities there. The FBO provided fuel, oxygen, aircraft parking, flight training and catering, ground transportation, supplies, pilots' lounge, and rental cars, in addition to becoming a major center for aircraft repair, maintenance and upgrades. The intent was to build the business by offering unique products and services while developing a service organization to provide major overhaul and enhancements.

The FBO business did not break even in late 2004 and in the opinion of Company management no longer constituted a solid base upon which to build. EENT's plan was to systematically add business services while airport improvements are in process with the goal of becoming a successful provider of new products at a “new” airport, in a very favorable destination. But this did not come to fruition due to the slow progress since commencement of construction of the runway. Due to this fact and that EENT had spent $500,000 in development since inception without showing any consistent increase in revenue, it decided to seek a buyer for its FBO during 2004, and in February 2005, sold it to Avjet Corporation for $262,500 in cash. The FBO was deemed a discontinued operation as of December 2004.

Turbocharger Power Systems and Aircraft Enhancements

Due to the sale of the assets of Wind Dancer, management determined that there was no practical way to stay in the STC business and it has resold its Mr. RPM STCs and related inventory to the original owner and has agreed with Avjet to sell its Kelly Aerospace inventory and STCs with the first $30,000 in proceeds being paid to Kelly and the balance to EENT, if, as and when sold. Pursuant to a letter agreement effective as of February 21, 2005, EENT has sold the Supplemental Type Certificates and related inventory purchased in September 2003 to Mr. RPM, LLC and RPM Management, LLC for a return of 600,000 shares of EENT stock previously issued to Mr. RPM, LLC and RPM Management, LLC. The value of the 600,000 shares was $78,000 (thus the repurchase price) as of February 11, 2005. These assets were recorded as held for sale at December 31, 2004 and as a result an impairment loss of approximately $43,000 was recorded during the year ended. The 600,000 shares were recorded as treasury stock as of March 31, 2005.

Gas Gathering Enterprises, LLC

In 2002, Registrant had significant challenges in operation of its Gas Gathering System. Its original gas purchaser, Prism, was shut down approximately six weeks during the first three quarters of 2002. Registrant then attempted to sell its gas to Koch/Gulf South through an intermediary, Metro Energy, which is located in the Caddo Pine Island Field, but Metro lacked sufficient equipment to process the gas. Unfortunately, Registrant was not able to sell directly to Koch due to the amount of capital required to be able to install and run the necessary equipment.

Therefore, Registrant determined on February 18, 2003 that its best course of action is to attempt to sell the Gas Gathering System. During the first quarter of 2003, Registrant approached in excess of six different parties to locate a purchaser. It only identified one interested party (American West Resources, Inc. of Fort Worth, TX (“American West”)) with which it had a letter of intent to sell the System (100% of the membership interest in Gas Gathering Enterprises, LLC, Registrant's wholly owned subsidiary, which owns the system) for a purchase price of $500,000.

In December 2004, EENT entered into an agreement to sell the system to a third party for $150,000. Gas Gathering was deemed a discontinued operation in December 2004. The purchase closed on March 14, 2005.

Other

There have been no bankruptcy, receiverships, or similar proceedings by or against Registrant.

As of March 31, 2005, Registrant and its subsidiaries had eight full time employees other than their officers and directors. For 2004, each of Registrant's CEO, CFO and General Counsel received a salary of $210,000, $195,000 and $180,000, respectively. No one is represented by a collective bargaining agreement.

The Company is a “reporting company” under Section 12(g) of the Securities Exchange Act of 1934 and accordingly is required to file all reports required thereby including but not limited to Annual Reports, on Form 10-KS/B and Quarterly Reports, on Form 10-QS/B. The public may read and copy any materials the Company files with the commission at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549, and the public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers that, like the Company, file electronically with the SEC at www.sec.gov. In addition, the public may gain access to all of the Company's SEC filings on its website at www.eent.net.

Except as described above, the Company is not subject to any governmental regulation. The amount of resources expended on Research and Development in 2003 and 2004 was approximately $127,000 and $169,000 respectively (and does not include product development) and none of these activities is borne directly by customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Background and Overview

The Company operates businesses which provide products to various aspects of the transportation industry (long haul trucking) which supply innovative products to promote efficiency of operation of motor vehicles, reduce fuel consumption and assist in reducing pollutive emissions from operation of motor vehicles.

EENT’s gas gathering operation and fixed base operator businesses were considered discontinued operations in 2004 and subsequently sold in the first quarter of 2005 for $150,000 and $262,500 respectively.

Long Haul Trucking Industry and the AXP 1000 (according to statistics gleaned from Truckinfo.net in late March 2004):

«	The overall U.S. trucking industry employs over 9 million individuals, with an estimated 15.5 million trucks overall, of these.1.9 million are tractor trailers.

«	There are an estimated 3.3 million truck drivers, with 10% being independent truckers mostly owner operators).

«	There are also over 360,000 trucking companies with 96% operating 28 or fewer trucks.

«	Total revenue estimates are $255 billion per year.

«	However, profit margins are very small ($.048 per dollar of revenue), and the average trucker earns under $40,000 per year, with 12.8% of all fuel purchased belonging to truckers.

«	The U.S. Department of Labor estimates that the demand for employment of truck drivers may triple by 2020 from current levels.

Given these small profit margins and the January 2004 federal mandates requiring 10 hours of rest for every 11 hours driven (combined with the state and local anti idling laws), there is a need for solutions which can achieve the combined goals of: utilizing all means possible to take measures to increase profit margin and compliance with the increased and more enforced federal and state legislation affecting long haul trucks. Solutions to be used must combine these two goals. Hence, the increasing popularity of auxiliary power units (“APUs”) other alternatives, such as truck stop electrification, exist, but require large capital expenditures and are thus less likely to become prevalent.

The Company's experience is that although APUs have been around for several years, the recent increase in diesel prices, combined with stricter enforcement, has placed a spotlight on this cottage industry (with industry estimates that it could become a $2.5 billion dollar per year industry), which heretofore had been filled with small niche players with minimal followings. Such newfound industry is evident from the formation of a trade association for APU manufacturers (Idle Eliminators Manufacturing Association) and various conferences (such as the May 2004 Anti Idling Conference in Albany, New York and the December 2004 conference in Austin, Texas). Additionally, EENT has participated in several trucking industry trade shows over the past 13 months, with increased interest in the AXP 1000 at each show.

Given the size of the market, EENT believes that there is ample room for itself and its competitors. With estimates significantly upwards of 500,000 or more long haul trucks on the road today, even if EENT were to only capture a 1% market share, with an average sales price of $5,000 per unit, this represents gross revenues of $25,000,000.

The AXP 1000 has also been successful in distinguishing itself from its competitors in several areas, including:

«	Lower cost.

«	Lighter weight.

«	Only unit to sit between the rails.

«	Low maintenance burden.

The biggest overall challenge is coordinating production/supply chain and sales. EENT has purchased BMZ Generators, its contract assembly facility, which in its current space can assemble 30 - 50 generators per month. BMZ's owner, Fernando A. Pereira (a related party), has purchased a large facility in Pompano Beach, Florida, which has been built out and the Certificate of Occupancy issued as of the first week of August 2004. EENT moved into its space and was able to receive power and communications during the fourth quarter of 2004. EENT is leasing space from Pereira and expects initial assembly volume to be close to 100 units per month at some point during the fourth quarter of 2005. By purchasing BMZ, EENT will also have direct access to its generator manufacturer, thus controlling supply.

The BMZ purchase gives EENT the opportunity to expand into other stand alone and portable generator markets in the future, such as the marine, aviation and military industries, thus giving it flexibility in expansion of revenue base should the APU market become saturated. Also, the facility will become, under the aegis of Fernando A. Pereira, ISO 9001 certified, allowing it to be an industry accepted testing facility for its products.

On the supply chain issue, in March 2004, Registrant's CEO and CFO traveled with BMZ owner, Fernando A. Pereira, to meet with the manufacturer of the custom made generator used in the AXP 1000. The meetings proved successful in allowing Registrant to conduct sufficient due diligence to be comfortable that the manufacturer will be able to meet Registrant's increasing product need. Also, EENT looked to replace its unreliable third party air conditioners which had a 30% - 40% failure rate and in mid-2004 put out bids to three companies to supply a replacement specified to EENT’s design. Anchor Manufacturing’s design won.

Registrant is exploring opportunities in the private sector to take advantage of quieter technologies; however, sound reduction is proving to be a more difficult task than originally anticipated. It is significant to note that, although noise reduction is an ongoing process, the sound level from the AXP 1000 is still significantly lower than from a truck's main engine or the generator used for cooling by reefers (refrigerated truck trailers).

Additional 2005 Goals:

Management has, in addition to product specific goals, undertaken to use its reasonable best efforts to accomplish the following in 2005:

«	Preparation for listing on a U.S. regulated exchange and effectuating that listing, depending on ability to meet listing criteria, in late 2005 or early 2006.

«	Implementation of further internal controls and policies and procedures to continue to self manage the growth of Registrant's business and personnel as the business expands.

«	Shift from reliance of use of outside consultants for support services (such as investor relations) to self-reliance for such services through the use of internal resources and personnel.

«	Further development of new products such as the AXP InfiniGen, still in prototype stage.

«	Identification of new markets for products and long range business planning for all business units.

FORWARD LOOKING STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this document (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.

RESULTS OF OPERATIONS

March 31, 2004 Compared to March 31, 2005

For the three months ended March 31, 2005, the Company had net sales of $162,145, and for the three months ended March 31, 2004, the Company had net sales of $24,513 The marked increase in sales was essentially due to the operations of the BMZ Generators Technology subsidiary which commenced operations in July 2004. The delays in production of the AXP 1000 product continued as EENT moved into the new facility being leased from Fernando A. Pereira in Pompano Beach, Florida. Production continued to be sluggish until the new facility was complete and EENT was able to move assembly operations there, which occurred late in the fourth quarter of 2004, with most BMZ sales deriving from non AXP business. AXP production commenced in early 2005 with consistent production to commence in the second quarter of 2005. Revenue of $22,397 from operations of its Wind Dancer Aviation Services, Inc. subsidiary has been excluded from net sales and recorded as discontinued operations for the quarter ended March 31, 2005.

The Company had a net loss from continuing operations of $1,970,413 for the quarter ended March 31, 2004 and of $854,712 for the quarter ended March 31, 2005. The Company had a net loss of $64,547 from discontinued operations for the quarter ended March 31, 2004 and income of $148,967 for the quarter ended March 31, 2005. The marked decrease in net loss is based primarily on a reduction in stock-based compensation during the first quarter of 2005. The income for the three months ended March 31, 2005 from discontinued operations includes a gain of approximately $176,000 from the sale of discontinued assets.

Selling, general and administrative expenses at March 31, 2004 and March 31, 2005 were $267,002 and $675,078 respectively. The increase in selling, general and administrative expenses is based primarily upon increases in overhead costs due to increases in staff and equipment as the Company commences production of its products.

December 31, 2004 Compared to December 31, 2003

For the year ended December 31, 2004, the Company had net sales of $207,165, and for the year ended December 31, 2003, the Company had net sales of $4,341. The marked increase was due to sales from EENT’s BMZ Generators Technology subsidiary, which commenced operations in July 2004. The delays in production of the AXP 1000 product continued as EENT moved into the new facility being leased from Fernando A. Pereira in Pompano Beach, Florida. Production continued to be sluggish until the new facility was complete and EENT was able to move assembly operations there, which occurred late in the fourth quarter of 2004, with most BMZ sales deriving from non AXP business. AXP business commenced in early 2005. Revenue of $326,548 from operations of its Wind Dancer Aviation Services, Inc. subsidiary and $244 from its Gas Gathering subsidiary have been excluded from net sales and recorded as discontinued operations for the year ended December 31, 2004.

The Company had a loss from continuing operations of $4,776,469 for the year ended December 31, 2003 and of $5,577,630 for the year ended December 31, 2004 resulting in a net loss per share of $0.12 and $0.05respectively. The Company had a net loss of $265,188 for discontinued operations for the year ended December 31, 2003 and of $271,736 for the year ended December 31, 2004 resulting in a net loss per share of $0.01 and $0.00 respectively. The marked increase in net loss is based primarily on financing costs but also on increased overhead costs as the Company prepares for production and increases staff and equipment in order to become production ready.

Selling, general and administrative expenses for the year ended December 31, 2003 and December 31, 2004 were $1,080,824 and $1,969,982 respectively. The increase in selling, general and administrative expenses is based primarily upon increases in overhead costs due to increases in staff and equipment as the Company commences production of its products.

For the year ended, December 31, 2003, Registrant had net sales from continued operations of $4,341. As of December 31, 2004, Registrant had net sales from continued operations of $207,165. The sole source of sales from continued operations during the year ended December 31, 2004 was from BMZ related sales, which commenced July 1, 2004 and should continue to strengthen in 2005. Sales and installations of AXP 1000 units were minimal. As AXP 1000 sales increase, the revenue generated from that business segment are expected to increase dramatically.

Operating expenses for the year ended December 31, 2004 were $3,852,548, as opposed to $4,436,542 for the year ended December 31, 2003. The reason for the decrease in expenses was that the Company increased operations but hired less outside consultants on a stock compensation basis. Of the $3,852,548, $1,969,982 (up about $1,080,824 from 2003) was due to selling, general and administrative expenses, with $169,271 in product development, and $573,750 in officer salaries.

The AXP 1000/BMZ business lost significant amounts of money in 2004 as it was still in a research and development stage and thus required cash outlays without corresponding returns. As the Company continues through its transition from product and business development to business operation and production, cash flow should increase significantly.

A review of cash flows from operating activities shows net cash used in 2004 of $2,604,105 opposed to $843,845 in 2003. A review of cash flows used in discontinued operations shows net cash used in 2004 of $189,145 opposed to $301,758 in 2003. The net cash used in 2004 in operating activities resulted from operating expenses, less amounts mainly for stock based compensation, accounts payable and accrued expenses, and accrued expenses, officers. A review of cash flows from investing activities shows cash used of $713,941 in 2004 as opposed to $1,670 in 2003. The main categories in 2004 consisted mainly of investment by Registrant of funds in BMZ for purchase of property and equipment, intangible assets and acquisition. A review of cash flows from financing activities shows cash provided of $3,546,505 in 2004, as opposed to $1,126,480 in 2003. In 2004 financing activities consisted of $8,095 of payments from notes payable, $1,700,000 in proceeds from convertible Notes, $27,000 from warrant exercise and 1,827,600 in proceeds from the issuance of common stock. Items 5 and 12 detail this financing activity.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2005, Registrant's primary sources of liquidity included cash and cash equivalents in the amount of $12,898, which was the balance of proceeds raised in several private Section 4(2) stock sales and sales of product.

Registrant believes that its existing cash balance and future operating cash flows may not be sufficient for near term operating needs unless it is able to quickly and consistently expand its operations, and it is exploring various opportunities to raise additional capital. On April 27, 2005, the Company entered into Convertible Note Financing with Longview Fund, L.P., Longview Equity Fund, L.P. and Longview International Equity Fund, L.P. pursuant to which the investors are to invest a total of $1,500,000 in the Company: $1,000,000 at closing (April 27. 2005, received gross of commissions) and $500,000 within 5 days after effectiveness of the registration statement to be filed by the Company in connection therewith.  The security is a convertible note (as of date of closing) bearing interest at the higher of 8% or Prime plus 4%.  The notes have a two year term and are convertible at a 30% discount to the average of the five lowest closing bid prices for the 20 trading days preceding the conversion date, with a $0.05 per share minimum conversion price. The Company will also issue to the investors 18,201,229 warrants exercisable at $0.12 per share with a five year term plus 5,000,000 warrants exercisable at $0.20 per share with a five year term. The notes are secured by a first lien on the assets of the Company and its subsidiaries. On May 10, 2005 and May 12, 2005, the Company raised an additional $500,000 from third parties on identical terms. Of the $500,000 investment, the Company received net proceeds of $335,000, and will issue 6,067,076 warrants exercisable at $0.12 per share with a five year term plus 1,666,667 warrants exercisable at $0.20 per share with a five year term.

The extent to which such sources will be sufficient to meet Registrant's anticipated cash requirements is subject to a number of uncertainties, the most important of which is Registrant's ability to generate sufficient cash flow to support its business operations.

Our independent auditors have noted in their report on our 2004 financial statements that there are existing uncertain conditions including the net loss the Company incurred in the amount of $5,849,366 during the year ended December 31, 2004 and the working capital deficiency of $247,533 that existed at the balance sheet date. These conditions raise substantial doubt as to our ability to continue as a going concern. During the first quarter of 2005, the Company incurred a net loss of $705,745. As of March 31, 2005, the Company had a working capital deficit of $909,152.

With regard to known trends and events reasonably expected to have a material impact on net sales and revenues, Registrant strongly believes that the heightened interest in idling alternatives should provide a stronger demand for the AXP 1000 device. Uncertainties historically included whether there could be sufficient noise reduction in the AXP 1000 to overcome objections from some long haul truckers (the AXP 1000 is air cooled rather than water cooled, so it has a somewhat elevated noise level when compared with liquid cooled devices). EENT management believes that the noise level has been sufficiently reduced so that this is no longer a material detriment to the unit, although the actual results of noise reduction efforts will not be known until the product is in the market for several quarters. Also, Registrant does not believe it will be faced with the same delays it experienced in 2004, which were largely caused by the BMZ acquisition and moving into its new Pompano Beach, Florida facility.

The other major uncertainty is the extent to whether new technology will appear that will make the small generator/engine genset used by EENT obsolete. Given the potential development of other power generator technologies, there may be a limited window of 5 - 10 years for EENT's technology as currently configured. Therefore, EENT, in addition to gearing up for current production, is looking into commencing a research and development project for its next generation products, which is envisioned to be a part of the AXP 1000 business unit, with project specific funding, to be determined in the future as the details of such research and development products come to fruition. Registrant is also in the process of developing its next generation engine driven genset, to replace the currently used engine, the AXP InfiniGen. This is an intermediate step to be taken before putting an alternative fuel generation source into commercial production.

Another guard against obsolescence is looking for new markets for BMZ generators. Therefore, Registrant will commence exploration of marketing and sales for the generator products in other likely industries, most notably marine, aviation and military.

Of course, EENT's business is subject to customary and usual business risks, not necessarily subject to its control, including, but not limited, to:

«	Ordinary operating risks (product, labor and capital cost increases).

«	General economic conditions.

«	Changes in laws and regulations.

«	Competition.

«	Stock and product market volatility.

«	“Acts of God”.

Critical Accounting Policies

Revenue Recognition

AXP 1000 Power Generators

Revenue is recognized at the time that the generator is delivered to the customer or dealer.

Inventory

Inventory consists of parts, materials and engines and is valued at the lower of cost or market, cost being determined using the first-in/first-out basis.

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the years ended December 31, 2004 and 2003 were $169,271 and $126,785, respectively and are included in selling, general and administrative expenses.

Stock-Based Compensation

In October 1995, SFAS No. 123, “Accounting for Stock-Based Compensation” was issued. SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” This statement amended SFAS No. 123, “Accounting for Stock-Based Compensation.” As permitted under SFAS No. 123, the Company continues to apply the Accounting Principles Board Opinion No.25, “Accounting for Stock Issued to Employees.” As required under SFAS No. 148, the fair value-based method had been applied to all awards.

Changes in Financial Condition

The Company has not experienced a change in financial condition and continues to operate at a deficit as stated above.

DESCRIPTION OF PROPERTY

Registrant's executive offices are located at 5308 West Plano Parkway, Plano, Texas, which it leases on a monthly basis, at competitive market rates. Registrant believes that its facilities are adequate for its current needs and that suitable additional or substitute space will be obtained as and when needed. There are leased offices and warehouse space for BMZ Generators Technology, Inc. in Pompano Beach, FL. The warehouse space is leased from Fernando Pereira, a related party. There are also leased offices and warehouse space for Anchor Manufacturing, Inc. in Tampa, FL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its manufacturing facility from Fernando A. Pereira, an officer of its subsidiary, BMZ Generators Technology, Inc.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Registrant's Common Stock is traded on the OTCBB under the symbol EENT and has been traded on the OTCBB since the Registrant's initial public offering (under Rule 504) in 2000. According to records of the Registrant's stock transfer agent, Registrant had 836 stockholders of record as of December 31, 2004. The following table sets forth the low and high bid price of the Company's Common Stock, based on the last bid price, in each of the Company's last eight quarters:

Quarter Ended	Low Bid Price	High Bid Price
March 31, 2005	0.09	0.17
December 31, 2004	0.13	0.31
September 31, 2004	0.29	0.41
June 30, 2004	0.20	0.44
March 31, 2004	0.12	0.88
December 31, 2003	0.06	0.21
September 30, 2003	0.09	0.20
June 30, 2003	0.05	0.15

The reported high and low bid prices of our common stock are above for each quarter during the last two complete fiscal years. The high and low bid price for the periods in 2003 and 2004 shown above are quotations from the OTCBB. The quotations reflect inter-dealer prices and do not include retail mark-ups, mark-downs or commissions. The prices do not necessarily reflect actual transactions.

No assurance can be given that any established market for the Company's common stock will develop or be maintained. For any market that develops for the common stock, the sale of “restricted securities” pursuant to Rule 144 promulgated under the Securities Act of 1933 by members of management and others or any other person to whom any such securities may be issued in the future may have a substantial adverse impact on any such public market.

Information about the date when current holders' holding period of “restricted securities” commenced can be found below under the heading “Recent Sales of Unregistered Securities” of this Item. A minimum holding period of one year is required for resales under Rule 144, along with other pertinent provisions, including publicly available information concerning our Company (this requirement will be satisfied by the filing of this Annual Report and the continued timely filing by us of all future reports required to be filed by us with the Securities and Exchange Commission; limitations on the volume of “restricted securities” which can be sold in any 90 day period; the requirement of unsolicited broker's transactions; and the filing of a notice of Sale on Form 144).

As of the date of filing this Annual Report, there has been trading in the common stock; the current bid/ask prices are roughly in the range of $0.07 - $0.08.

Registrant has adopted the policy to reinvest earnings to fund future growth. Accordingly, Registrant has not paid dividends and does not anticipate declaring dividends on its Common Stock in the foreseeable future.

Recent Common Stock Transactions

During the three months ended March 31, 2005, the Company issued an aggregate of 390,000 shares of common stock valued at $24,000 to four investors in connection with a private placement.

During the three months ended March 31, 2005, the Company issued an aggregate of 25,000 shares of common stock valued at $3,000 to an employee for services provided.

On March 16, 2005, the Company issued 172,500 shares of common stock to an investor pursuant to an anti-dilution agreement.

On March 23, 2005, the Company issued 275,000 shares of common stock valued at $27,500 to a consultant for services provided.

During the year ended December 31, 2004, the Company issued an aggregate 184,000 shares of common stock valued at $38,190 to consultants for services to be provided.

During the year ended December 31, 2004, the Company issued an aggregate 4,010,690 shares of common stock valued at $1,709,416 to officers and employees of the Company for services performed.

During the year ended December 31, 2004, in connection with private placements, the Company sold an aggregate 17,140,000 shares of common stock to investors valued at $1,827,000, net of $85,000 of offering costs.

During the year ended December 31, 2004, in connection with an anti-dilution agreement, the Company issued an aggregate 6,090,141 shares of common stock to an investor. The anti-dilution agreement expires February 15, 2006.

During the year ended December 31, 2004, in connection with conversion of debt, the Company issued an aggregate 10,445,229 shares of common stock to investors valued at 1,312,042.

During the year ended December 31, 2004, in connection with acquisition, the Company issued an aggregate 2,801,120 shares of common stock valued at $700,280.

During the year ended December 31, 2004, a shareholder exercised 1,000,000 warrants to purchase 1,000,000 shares of the Company’s common stock for proceeds of $144,000. The proceeds were used to reduce the shareholder’s outstanding balance by $112,000.

During the year ended December 31, 2004, two shareholders exercised warrants to purchase 300,000 shares of the Company’s common stock for proceeds of $27,000.

Management believes that each of the foregoing persons or entities was either an “accredited investor,” or “sophisticated investor” as defined in Rule 506 of Regulation D promulgated under the Securities Act of 1933. Each had access to all material information about the Company prior to the offer, sale or issuance of these “restricted securities.” We believe these shares were exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

The valuation of these shares was based on trading volume and prices.

EXECUTIVE COMPENSATION

As of December 31, 2004, the CEO had received annual compensation of $210,000 and 1,100,000 (1,000,000 shares of restricted stock and 100,000 shares of “S-8” stock) shares of stock for his services, the CFO had received annual compensation of $195,000 and 1,100,000 (1,000,000 shares of restricted stock and 100,000 shares of “S-8” stock) shares of stock for his services and the General Counsel had received annual compensation of $180,000 and 1,100,000 (1,000,000 restricted shares and 100,000 shares of “S-8” stock) shares of stock for her services.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION	LONG TERM COMPENSATION

Awards	Payouts

Name and Principal Position	Year	Salary	Year	Salary	Bonus	Other annual compensation	Restricted Stock Awards	S8 Stock Awards	Securities underlying Options/SARs	LTIP Payouts	All other compensation
CEO Willard G. McAndrew	2003	$180,000	2004	$210,000			1,000,000 sh.	100,000 sh.

CFO Roger Wurtele	2003	$180,000	2004	$195,000			1,000,000 sh	100,000 sh

General Counsel Jolie Kahn	2003	$180,000	2004	$180,000			1,000,000 sh.	100,000 sh.

On November 21, 2003 registrant's Board of Directors adopted registrant's 2003-2004 Consulting Services Plan (the “Consulting Plan”) in order to advance the interests of the registrant by rewarding, encouraging and enabling the acquisition of larger personal proprietary interests in the registrant by employees, directors and former directors of, and contractors and consultants to, the registrant, and its Subsidiaries who have: 1) served without salaries or other compensation during time periods for which stock is awarded ; and 2) assisted the registrant with support services for its business development. The Consulting Plan provides for an aggregate of 1,000,000 shares of the registrant's $.001 par value common stock, currently valued at $.095 per share (but subject to change on market fluctuation) that may be awarded from time to time at the sole discretion of the Board of Directors. The Plan was filed as an Exhibit to Registrant's Form 8-K, filed with the U.S. Securities and Exchange Commission on November 24, 2003. Approximately 990,000 shares have been issued under this Plan as of the date of filing this Annual Report.

On December 22, 2003, Registrant's Board of Directors voted unanimously to implement salary increases as follows:

CEO: Salary to increase to $210,000 per year on the first day of the first month in which the Corporation ships 30 AXP 1000 units; salary to increase to $240,000 per year on the first day of the first month in which the Corporation ships 1000 AXP 1000 units; and salary to increase to $260,000 per year on the earlier of (i) January 1, 2005 and (iii) the first day of the first month in which the Corporation ships 250,000 AXP 1000 units.

CFO: Salary to increase to $195,000 per year on the first day of the first month in which the Corporation ships 30 AXP 1000 units; salary to increase to $210,000 per year on the first day of the first month in which the Corporation ships 1000 AXP 1000 units; and salary to increase to $230,000 per year on the earlier of (i) January 1, 2005 and (iii) the first day of the first month in which the Corporation ships 250,000 AXP 1000 units.

General Counsel: Salary to increase to $200,000 per year on the earlier of (i) January 1, 2005 and (ii) the first day of the first month in which the Corporation ships 250 AXP 1000 units.

In addition, the CEO is authorized, in his discretion to issue up to an additional 25% of cash compensation per officer in each calendar year for incentive bonuses and discretionary raises.

As of April 8, 2005, the Company entered into five year employment contracts with each of the CEO, CFO, and General Counsel with salaries of $260,000, $230,000 and $200,000, (with each entitled to receive 25,000 warrants per month, with conversion prices at market price on the date of issuance. Each is entitled to certain benefits, such as severance pay, upon a not for cause termination. Each of these executives has agreed to not receive payment of salary increases until business conditions permit, with the increases accruing until cash flow permits payment thereof.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to option grants to the named executive officers during fiscal 2004 and the potential realizable value of such option grants:

Name	Number Of Options Granted	% of Total Options Granted To Employees in Fiscal Year (1)	Exercise Price ($/Share)	Exp Date	Potential Realizable Value at Assumed Annual Rates of Appreciation for Option Term(1) 5%	10%

Willard G. McAndrew	--	--	--	--	--	--

Roger Wurtele	--	--	--	--	--	--

Jolie Kahn	--	--	--	--	--	--

(1)
Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by Securities and Exchange Commission rules and do not represent the Company's estimate or projection of the future price of common stock. The Company does not believe that this method accurately illustrates the potential value of a stock option.

OPTION EXERCISES AND VALUES FOR FISCAL 2004

The following table sets forth certain information with respect to option exercises during fiscal 2004 by each of the named executive officers and the status of their options at December 31, 2004:

Value of Unexercised In-the Money Options 12/31/04(1)
Name	Number of Share Acquired Upon Exercise of Option	Value Realized Upon Exercise	Number of Unexercised Securities Underlying Options 12/31/034Exercisable	Un exercisable	Exercisable	Un exercisable

Willard G. McAndrew	--	--	--	--	--	--

Roger Wurtele	--	--	--	--	--	--

Jolie Kahn	--	--	--	--	--	--

Director's Compensation. The Company does not pay any compensation to its directors, other than the compensation described above paid to its officers, two of whom are also directors.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONTENTS

Page

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Energy & Engine Technology Corporation

We have audited the accompanying consolidated balance sheet of Energy & Engine Technology Corporation and Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ (deficiency) equity, and cash flows for each of the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy & Engine Technology Corporation and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continued as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a net loss of $5,849,366 and has working capital deficit of $247,533. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York
March 8, 2005 (except for Note 16(D) as to which the date is March 10, 2005, Note 16(E) and Note (F) as to which the dates are March 16, 2005, Note 16(G) as to which the date is April 13, 2005, Note 16(H) as to which the date is March 31, 2005, and Note 16(L) as to which the date is April 8, 2005).

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
December 31, 2004

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$46,338
Accounts receivable	4,366
Inventories	557,689
Prepaid expenses and other current assets	173,900
Assets of discontinued operations	311,687
Total Current Assets	1,093,980

PROPERTY AND EQUIPMENT, Net	261,054

OTHER ASSETS

Intangible assets, net	776,287
Goodwill	146,518
Total Other Assets	922,805

TOTAL ASSETS	$2,277,839

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$384,559
Accrued expenses officers	358,917
Convertible Note payable net of discount of $282,475	166,525
Notes payable, stockholders, net of deferred debt discount of $39,403	329,501
Liabilities of discontinued operations	102,011

TOTAL LIABILITIES	1,341,513

STOCKHOLDERS' EQUITY

Common stock, $.001 par value, 180,000,000 shares authorized, 120,528,374 shares issued and outstanding	120,529
Additional paid-in capital	13,646,469
Accumulated deficit	(12,830,672)

TOTAL STOCKHOLDERS' EQUITY	936,326

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,277,839

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004 and 2003

	2004	2003

NET SALES	$207,165	$4,341

COST OF SALES	242,942	7,417

GROSS PROFIT	(35,777)	(3,076)

OPERATING EXPENSES

Selling general and administrative expenses	1,969,982	1,080,824
Stock based compensation	1,882,566	3,355,718

TOTAL OPERATING EXPENSES	3,852,548	4,436,542

OPERATING LOSS	(3,888,325)	(4,439,618)

OTHER EXPENSE

Interest expense	1,689,305	206,851
Terminated offering costs	--	130,000

TOTAL OTHER EXPENSE	1,689,305	336,851

LOSS FROM CONTINUING OPERATIONS	(5,577,630)	(4,776,469)

LOSS FROM DISCONTINUED OPERATIONS (See Note 15)	(271,736)	(265,188)

NET LOSS	$(5,849,366)	$(5,041,657)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:

Net loss per common share from continuing operations	$(0.05)	$(0.12)

Net loss per common share from discontinued operations	$(0.00)	$(0.01)

Net loss per common share	$(0.06)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	104,731,738	40,340,934

The accompanying notes are an integral part of these consolidated financial statements

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY
For the Years Ended December 31, 2004 and 2003

Common
	Shares	Amount	Additional Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Deferred Compensation	Total
BALANCE - January 1, 2003	23,000,349	$23,001	$1,404,405	$--	$(1,939,649)	$--	$(512,243)

Issuance of common stock to consultants	3,959,000	3,959	539,762	--	--	--	543,721

Issuance of common stock to officers and employees	22,648,685	22,649	2,896,099	--	--	--	2,918,748

Issuance of common stock in connection with note payable	868,058	868	61,495	--	--	--	62,363

Issuance of warrants	--	--	162,744	--	--	--	162,744

Issuance of common stock in connection with private placements	21,872,213	21,872	580,157	(15,000)	--	--	587,029

Issuance of common stock in connection with conversion of notes payable	3,716,667	3,717	240,950	--	--	--	244,667

Issuance of common stock in connection with convertible Note relating to terminated offering	722,222	722	136,500	--	--	--	137,222

Issuance of common stock in connection with exercise of warrant	570,000	570	--	--	--	--	570

Issuance of common stock in connection with assets purchase agreements	1,200,000	1,200	172,800	--	--	--	174,000

Deferred compensation	--	--	--	--	--	(106,750)	(106,750)
Net loss	--	--	--	--	(5,041,657)	--	(5,041,657)
BALANCE - December 31, 2003	78,557,194	$78,558	$6,194,912	$(15,000)	$(6,981,306)	$(106,750)	$(829,586)
The accompanying notes are an integral part of these consolidated financial statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY
For the Years Ended December 31, 2004 and 2003

Common
	Shares	Amount	Additional Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Deferred Compensation	Total
BALANCE - December 31, 2003	78,557,194	$78,558	$6,194,912	$(15,000)	$(6,981,306)	$(106,750)	$(829,586)

Issuance of common stock to consultants	184,000	184	38,006				38,190

Issuance of common stock to officers and employees	4,010,690	4,011	1,705,405				1,709,416

Issuance of common stock in connection with private placements, net of $85,000 of offering costs	17,140,000	17,140	1,795,460	15,000			1,827,600

Issuance of common stock in connection with anti-dilution agreement	6,090,141	6,090	(6,090)				--

Issuance of common stock in connection with conversion of debt	10,445,229	10,445	1,301,597				1,312,042

Beneficial Conversion Feature on convertible Note			920,833				920,833

Issuance of common stock in connection with acquisition	2,801,120	2,801	697,479				700,280

Issuance of warrants			829,167				829,167

Exercise of warrants	1,300,000	1,300	169,700				171,000

Amortization of deferred compensation						106,750	106,750

Net loss					(5,849,366)		(5,849,366)

BALANCE - December 31, 2004	120,528,374	$120,529	$13,646,469	$--	$(12,830,672)	$--	$936,326

The accompanying notes are an integral part of these consolidated financial statement

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(5,577,630)	$(4,776,469)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	143,535	1,202
Stock-based compensation	1,882,566	3,355,718
Amortization of debt discount	1,496,507	143,572
Terminated offering costs	0	130,000
Changes in operating assets and liabilities:
Accounts receivable	894	197,365
Inventory	(314,022)	(151,621)
Prepaid expenses and other current assets	(50,137)	(122,526)
Accounts payables and accrued expenses	42,995	197,365
Accrued expenses officer	(228,813)	181,549
TOTAL ADJUSTMENTS	2,973,525	3,932,624
NET CASH USED IN OPERATING ACTIVITIES	(2,604,105)	(843,845)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Net loss from discontinued operations	(271,736)	(265,188)
Changes in:
Discontinued assets	167,038	(73,222)
Discontinued liabilities	(84,447)	36,652
NET CASH USED IN DISCONTINUED OPERATIONS	(189,145)	(301,758)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(148,941)	(1,670)
Cash paid for intangible assets	(65,000)	0
Cash paid for acquisition	(500,000)	0
NET CASH USED IN INVESTING ACTIVITIES	(713,941)	(1,670)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of proceeds from notes payable, stockholders, net	(8,095)	514,749
Proceeds from convertible Note	1,700,000	0
Proceeds from notes payable, net	0	24,131
Repayment of notes payable	0	0
Proceeds from the issuance of common stock, net of offering costs	1,827,600	587,600
Proceeds from exercise of warrants	27,000	0
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,546,505	1,126,480
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,314	(20,793)

CASH AND CASH EQUIVALENTS - Beginning	7,024	$27,817
CASH AND CASH EQUIVALENTS - Ending	$46,338	$7,024

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$42,193	$10,022
The accompanying notes are an integral part of these consolidated financial statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004 and 2003

Non-cash investing and financing activities:

During the year ended December 31, 2003, the Company issued warrants to purchase 1,220,000 shares of common stock in connection with certain notes payable, stockholders. The fair market value of the warrants granted using the Black-Scholes pricing model was $162,744 and was recorded as deferred debt discount.

During the year ended December 31, 2003, the Company issued 868,058 shares of the Company's common stock in connection with notes payable, stockholders. The fair market value of the common stock at issuance date was $62,362 and was recorded as deferred debt discount.

During the year ended December 31, 2003, certain stockholders converted their notes payable and accrued interest into 3,716,667 shares of the Company's common stock valued at $244,667.

In connection with two asset purchase agreements, the Company issued an aggregate of 1,200,000 shares of the Company's common stock and a $30,000 promissory note. The fair market value of the common stock issued at the date of the agreements was $174,000 and the assets acquired were inventory, property and equipment and intangible assets.

During the year ended December 31, 2004, several stockholders converted their notes payable and accrued interest into 510,424 shares of the Company's common stock valued at $61,874.

During the year ended December 31, 2004, the Company issued warrants for consulting services. The fair market value of the warrants granted using the Black-Scholes pricing model was $50,000.

During the year ended December 31, 2004, the Company issued 2,801,120 shares of Common Stock valued at $700,280 relating to the asset acquisition of BMZ Generators (See Note 14).

During the year ended December 31, 2004, in connection with the convertible Notes the Company issued warrants with a fair market value of $779,167, which gave rise to a beneficial conversion feature of $920,833.

During the year ended December 31, 2004, a stockholder exercised 1,000,000 warrants to purchase the Company’s stock for $144,000. The proceeds were used to reduce the shareholders outstanding loan balance.

During the year ended December 31, 2004, several investors converted their convertible Note into 9,934,805 of the Company’s common stock valued at $1,251,000.

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Description of Business, Going Concern and Management's Plans

Organization and Principal Business Activity

Energy & Engine Technology Corporation (“EENT” or the “Company”) was incorporated under the name Bidder Communications, Inc. in Nevada on November 16, 1999. It changed its name from Bidder Communications, Inc. (“Bidder”) to Energy & Engine Technology Corporation on December 5, 2001.

The consolidated financial statements include the accounts of EENT and its wholly owned subsidiaries, Gas Gathering Enterprises, LLC (“Gas Gathering”) (previously, Southern States Gas Gathering, LLC), Wind Dancer Aviation Services, Inc. (“Wind Dancer”) and BMZ Generators Technology, Inc. (“BMZ”) collectively referred to as the “Company.” In December 2004, both Gas Gathering and Wind Dancer were deemed to be discontinued operations (see Note 15).

EENT is the developer and marketer of AXP 1000 auxiliary power generator for long haul trucks. During the fourth quarter 2003 the Company began manufacturing operations and had sales of the AXP 1000 power generators as well as third and fourth quarter operation of its BMZ Generators business.

Going Concern and Management Liquidity Plans

Our independent registered public accounting firm has noted in their report on our 2004 financial statements that there are certain conditions including the net loss the Company incurred in the amount of $5,849,366 during the year ended December 31, 2004 and the working capital deficiency of $247,533 that existed at the balance sheet date that raise substantial doubt as to our ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Registrant believes that its existing cash balance and future operating cash flows may not be sufficient for near term operating needs unless it is able to quickly and consistently expand its operations and is exploring various opportunities to raise additional capital. The extent to which such sources will be sufficient to meet Registrant's anticipated cash requirements is subject to a number of uncertainties, the most important of which is Registrant's ability to generate sufficient cash flow to support its business operations.

Consolidation

The consolidated financial statements include the accounts of EENT and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Revenue Recognition

BMZ/AXP 1000 Power Generators
Revenue is recognized at the time that the generator is delivered to the dealer or customer.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Description of Business, Going Concern and Management's Plans, continued

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

NOTE 2 - Summary of Significant Accounting Policies

Inventories

Inventory consists of aviation fuel, parts, materials and engines and is valued at the lower of cost or market, cost being determined using the first in/first-out basis.

Property and Equipment

Property and Equipment are stated at cost. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments are capitalized. When property and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and resulting gain or loss is reflected in the statement of operations.

Impairment of Long-Lived Assets

The Company evaluates its property and equipment and intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill

Goodwill is tested for impairment at least on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired. We determined that there was no impairment to goodwill as of December 31, 2004

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the years ended December 31, 2004 and 2003 were $169,271 and $126,785, respectively and are included in selling, general and administrative expenses.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Income Taxes

The Company accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Depreciation and Amortization

Depreciation of machinery and equipment, furniture, fixtures and gas gathering equipment is computed on the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives. The cost of leasehold improvements is amortized over the lesser of the estimated useful life of the assets or the length of the lease.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2004 and 2003, advertising costs were $69,165 and $61,128, respectively.

Net Loss Per Share

Basic earnings or loss per share (“EPS”) is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted- average number of shares of common stock and common stock equivalents outstanding at year-end. Common stock equivalents have been excluded from the weighted-average shares for 2004 and 2003, as inclusion is anti-dilutive. Potentially dilutive securities (warrants) of 18,398,974 and 1,355,000 are outstanding at December 31, 2004 and 2003, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Stock-Based Compensation

In October 1995, Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) was issued. SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

The Company adopted SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure.” (“SFAS 148”). This statement amended SFAS 123, “Accounting for Stock-Based Compensation.” As permitted under SFAS 123, the Company continues to apply APB 25. As required under SFAS 148, the following table presents pro forma net loss attributable to common stockholders for basic and diluted net loss per share as if the fair value-based method had been applied to all awards.

	YEARS ENDED
	DECEMBER 31, 2004	DECEMBER 31, 2003
Net loss attributable to common stockholders - as reported	$(5,849,366)	$(5,041,657)
Stock-based employee compensation cost determined under fair value method, net of tax effects	(2,794,350)	--
Net loss attributable to common stockholders - pro forma	(8,643,716)	(5,041,657)
Loss per share
Basic and diluted loss per share: net loss attributable to common stockholders - as reported	(0.06)	(0.13)
Net loss attributable to common stockholders - pro forma	(0.08)	(0.13)

The Black-Scholes option valuation model was used to estimate the fair value of the warrants granted during the year ended December 31, 2004. There were no options granted to employees during the year ended December 31, 2004. There were no stock options or warrants granted to employees during the year ended December 31, 2003. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under the Company's option plans have characteristics that differ from traded options. In the Company's opinion, this valuation model does not necessarily provide a reliable single measure of the fair value of its employee stock options. Principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Assumptions:
Risk-free interest rate	3.01 to 3.96%
Dividend	0.00%
Expected life in years	2.0 to 5.0
Expected volatility	124 to 155%

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment” which revised SFAS 123, “Accounting for Stock-Based Compensation”. This statement supersedes APB 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective as of the first interim period beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS 123R and will adopt it on December 15, 2005 as required.

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”), on Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations”. The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations on the consolidated statements of operations and cash flows. The Company is currently evaluating EITF No. 03-13 and will adopt it as required.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs” (“SFAS 151”) which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is currently evaluating the provisions of SFAS 151 and will adopt it on November 1, 2005, as required.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Property and Equipment

Property and equipment at December 31, 2004 consist of the following:

	Amount	Estimated Useful Lives
Machinery and Equipment	$235,197	5 years
Furniture and Fixtures	45,293	5 years
Leasehold Improvements	6,558	Life of lease
	$287,048
Less: Accumulated depreciation	(25,994)
Property and Equipment, Net	$261,054

Depreciation expense for the years ended December 31, 2004 and 2003 was $24,542 and $1,202, respectively.

NOTE 4 - Intangible Assets

Intangible assets at December 31, 2004 consists of the following:

	Amount	Estimated Useful Lives
Intellectual Property	$65,000	4 years
Intellectual Property	700,280	4 years
Trade Name	60,000	4 years
Trade Secrets	20,000	3 years
Non-compete	50,000	2 years
	$895,280
Less: accumulated amortization	(118,993)
Intangible Assets, Net	$776,287

Goodwill	146,518	N/A

Amortization expense for the years ended December 31, 2004 and 2003 was $118,993 and $0, respectively.

Future amortization expense for the above intangible assets as of December 31, 2004 is as follows:

For the year ending December 31,	Amount

2005	$237,987
2006	225,487
2007	209,653
2008	103,160
Total	$776,287

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - Notes Payable Stockholders

On January 21, 2003, as part of a private placement an investor purchased one unit for $25,000. This unit consists of a $25,000 note payable which accrues interest at 10% and was due on January 7, 2004 as well as 25,000 shares of the Company's restricted common stock plus 25,000 warrants to purchase the Company's common stock at an exercise price of $0.10 per warrant exercisable through January 7, 2004 plus 25,000 warrants to purchase the Company's common stock at an exercise price of $0.25 per warrant exercisable through January 7, 2005. The repayment date has been informally extended until January 7, 2006 on the same terms.

During the second quarter of 2003 as part of a private placement offering investors purchased 10 units for an aggregate of $100,000. Each unit consists of a $10,000 note payable, which accrues interest at 20% and is due in twelve months as well as 2,000 shares or an aggregate of 20,000 shares of the Company's restricted common stock. During the fourth quarter of 2003 the Company entered into termination agreements with two of these stockholders whereby the Company issued an aggregate of 216,667 shares of the Company's restricted common stock with an average value of $.08 per share or $17,167. The issuance of stock was in satisfaction of $15,000 of the principal balance and accrued interest of $2,167. The balance outstanding under these notes payable at December 31, 2004 was $80,904. As an incentive to certain investors an additional 6,000 shares were issued in connection with this offering. These notes, with the exception of one, have been informally extended to May 2006.

As of December 31, 2004, the Company is in default of the terms on an outstanding note payable with one of its stockholders. The note was due on June 10, 2004 with principal balance due of $20,000 and accrued interest of $6,220.

On June 26, 2003, in connection with an asset purchase agreement, the Company issued a note payable in the amount of $30,000 due in three equal installments of $10,000 beginning every thirtieth day after the date of agreement plus 300,000 shares of the Company's restricted common stock valued at $39,000. This note was settled in full on October 21, 2004 in exchange for 100,000 shares of its Common Stock.

On July 15, 2003, the Company entered into a promissory note agreement, which was subsequently amended on August 1, 2003 to increase the principal amount from $20,000 to $40,000. The note was also amended to accrue interest at 5% per annum and due on February 1, 2004. In connection with this note agreement and amended note agreement the Company issued 200,000 shares of the Company's restricted common stock. This note was converted on February 1, 2004 in exchange for 410,424 shares of the Company’s Common Stock valued at $41,042.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - Notes Payable Stockholders, continued

On August 18, 2003, the Company entered into a note payable agreement with a stockholder for $250,000. The Company also previously entered into three note payable agreements with the same stockholder in the amount of $125,000 (for an aggregate of $375,000). In connection with this note, the Company issued the stockholder 500,000 warrants, which when added to 50,000 and 300,000 warrants issued during the years ended December 31, 2003 and 2002, respectively, in connection with a common stock offering and 150,000 warrants issued during the year ended December 31, 2003 in connection with the notes payable, which were thereby amended and restated, are now set to expire on August 15, 2007. The new exercise prices for the aggregate of 1,000,000 warrants are as follows: 200,000 at $0.01, 200,000 at $0.05, 200,000 at $0.10, 200,000 at $0.15 and 200,000 at $0.25. In connection with one of these notes payable with the stockholder the Company also issued 617,058 shares of the Company's restricted common stock. The warrants were all exercised in 2004 and the proceeds were used to reduced the outstanding balance by $112,000 and the remaining outstanding balance on the loan is $263,000 which will be paid $10,000 per month until paid in full.

On October 19, 2004, a shareholder converted its outstanding loan balance of $20,000 into 100,000 shares of the Company’s common stock valued at $20,000.

NOTE 6 - Note Payable and Convertible Note

On April 17, 2003, the Company entered a note payable agreement with a distributor for $34,000. The note accrues interest at 7% and is payable in monthly installments of $673, principal and interest, beginning May 1, 2003 through April 1, 2008. The balance outstanding under this note payable at December 31, 2004 was $24,131. This note was paid off in full in connection with the sale of Wind Dancer Aviation Services, Inc., (See Note 15).

In July 2004, the Company completed a private placement to certain institutional investors of $1,700,000 million in principal amount for a one year 7% Convertible Notes (the “Notes”) and 4,358,974 Warrants due July 2007, at an exercise price of $0.39 per share (the “Warrants”). The Registration Statement was originally filed on August 25, 2004. The Registration Statement, as amended from time to time, was declared effective by the Securities and Exchange Commission on October 14, 2004. The holders of the Notes can convert their debt into shares of the Company's common stock at 85% of market price per share with a floor of $0.10 and a ceiling of $0.39, subject to certain anti-dilution adjustments.

Accrued interest under the Notes may be paid in cash or Common Stock. In the event of an uncured default, as defined, or a non-permitted sale of securities, the holders of the Notes may convert at 75% of Market Price.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - Note Payable and Convertible Note, continued

The gross proceeds of the $1,700,000 in July of 2004 were allocated 54% or $920,833 to the Notes and 46% or $779,167 to the Warrants. As a result of such allocation and conversion terms of the aforementioned debt, the Company recorded an aggregate debt discount and beneficial conversion feature for the total amount of the debt principal of $1,700,000. Interest expense for the year ended December 31, 2004 includes amortization expense of $1,417,525 of the deferred debt discount and the beneficial conversion feature on the convertible notes and the warrants as required by EITF 98-05 and 00-27. In connection with this private placement, the Company incurred loan costs of $180,000, which is included in other current assets. The loan cost is amortized over the life of the loan and amortization expense of $75,000 for the year ended December 31, 2004 is included in interest expense. During 2004, $1,251,000 of the $1,700,000 principal amount of the Notes was converted into 9,934,804 shares of the Company’s common stock valued at $1,251,000.

NOTE 7 - Accrued Expenses, Officers

Accrued expenses officers represents unpaid payroll and bonuses to three (3) officers of the Company. Theses amounts are non-interest bearing and have no definite repayment terms. As of December 31, 2004 the outstanding balance in accrued expenses officers was $358,917.

NOTE 8 - Commitments and Contingencies

Operating Leases

The Company rents office space for its corporate headquarters in Plano, Texas. This rent is on a month-to-month basis without a formal lease agreement with a monthly rent expense of $2,500.

On July 1, 2004, the Company entered into a lease agreement for office and warehouse facilities expiring July 31, 2014. The lessor is Fernando A. Pereira, a related party.

The terms of the lessor show a fixed monthly rate of $7,514 plus other cost and expenses, which consist of property taxes and condominium fees. Future minimum annual lease payments at December 31, 2004 are as follows:

For the Years Ending December	Amount
2005	$90,168
2006	90,168
2007	90,168
2008	90,168
2009	90,168
Thereafter	450,840
Total	$901,680

Rent expense for the years ended December 31, 2004 and 2003 amounted to $113,021 and $28,000, respectively.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Commitments and Contingencies

Legal Proceedings

On October 28, 2003, the Company was served with a complaint by 600 Racing, Inc. The complaint alleges that EENT is liable on a $150,000 judgment issued against Millennium Fuels USA, LLC (“MFUSA”), an unrelated entity, of which Will McAndrew and Roger Wurtele, the Company's CEO and CFO, respectively, were the Managers. The complaint alleges that the Company engaged in a joint enterprise with MFUSA and integrated resources with MFUSA and is thus liable on an “alter ego” theory.
In October 2004, the case was removed to the U.S. Bankruptcy Court for the Northern District of Texas, as part of the pending bankruptcy of MFUSA. The debtor has proposed a Plan of Reorganization supported by the U.S. Trustee, for settlement by EENT of the litigation for $15,000.

Other than as stated above, Registrant is not a party to any legal proceedings.

NOTE 9 - Common Stock

During the year ended December 31, 2003, the Company issued an aggregate 3,959,000 shares of common stock valued at $543,721 to consultants for services to be provided.

During the year ended December 31, 2003, the Company issued an aggregate 22,648,685 shares of common stock valued at $2,918,748 to officers and employees of the Company for services performed.

During the year ended December 31, 2003, in connection with notes payable, the Company issued an aggregate 868,058 shares of common stock to investors valued at $62,363.

During the year ended December 31, 2003, in connection with private placements, the Company sold an aggregate 21,872,213 shares of common stock to investors valued at $587,029.

During the year ended December 31, 2003, in connection with conversion of notes payable, the Company issued an aggregate 3,716,667 shares of common stock valued $244,667.

During the year ended December 31, 2003, in connection with convertible Note relating to terminated offering, the Company issued an aggregate of 722,222 shares of common stock valued at $137,222.

During the year ended December 31, 2003, in connection with exercise of warrants, the Company issued an aggregate of 570,000 shares of common stock valued at $570.

During the year ended December 31, 2003, in connection with asset purchase agreements, the Company issued an aggregate of 1,200,000 shares of common stock valued at $174,000.

During the year ended December 31, 2004, the Company issued an aggregate 184,000 shares of common stock valued at $38,190 to consultants for services to be provided.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Common Stock, continued

During the year ended December 31, 2004, the Company issued an aggregate 4,010,690 shares of common stock valued at $1,709,416 to officers and employees of the Company for services performed.

During the year ended December 31, 2004, in connection with private placements, the Company sold an aggregate 17,140,000 shares of common stock to investors valued at $1,827,600, net of offering costs of $85,000.

During the year ended December 31, 2004, in connection with an anti-dilution agreement, the Company issued an aggregate 6,090,141 shares of common stock.

During the year ended December 31, 2004, in connection with the conversion of debt, the Company issued an aggregate of 10,445,229 shares of common stock to investors valued at $1,312,042.

During the year ended December 31, 2004, in connection with BMZ acquisition, the Company issued an aggregate 2,801,120 shares of common stock valued at $700,280.

NOTE 10 - Income Taxes

The Company recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. In addition, the Company also recognizes deferred tax assets for future tax benefits, such as net operating loss (“NOL”) carryforwards, to the extent that realization of such benefits is more likely than not.

The components of the net deferred tax assets as of December 31, 2004 is as follows:

2004
Accrued expenses	$16,320
Impairment loss from discontinued operations	36,720
NOL carryforwards	3,799,500
Total deferred tax asset	3,852,540

Valuation allowance	3,852,540
Net Deferred Tax Asset	$--

The valuation allowance increased $1,477,540 for the year ended December 31, 2004.

At December 31, 2004, the Company had available NOL carryforwards for income tax purposes of approximately $11,175,000, which expires at various dates through 2024. The Company will be able to utilize net operating losses of Southern States Gas Gathering which occurred prior to its acquisition pursuant to the limitations described in Section 382 on the Internal Revenue Service Code.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - Income Taxes, continued

A reconciliation of the expected statutory tax rate and the effective rate is as follows:

	2004	2003

Expected statutory rate	34.0%	34.0%
NOL without tax benefit	(34.0)	(34.0)
Total income taxes	--%	--%

NOTE 11 - Consulting Services Plan

Effective as of January 10, 2002 the Company adopted a 2002 Consulting Service Plan (“2002 Plan”) whereby 1,000,000 shares of the Company's common stock may be subject to stock awards. Effective as of December 2, 2002 the Company adopted a 2002-2003 Consulting Service Plan (“2002-2003 Plan”) whereby an additional 1,000,000 shares of the Company's common stock may be subject to stock awards. The purpose of the 2002 Plan and the 2002-2003 Plan is to advance interests of the Company by rewarding employees, directors, former directors, contractors and consultants to the Company On November 21, 2003 registrant's Board of Directors adopted registrant's 2003-2004 Consulting Services Plan (the “Consulting Plan”) in order to advance the interests of the registrant by rewarding, encouraging and enabling the acquisition of larger personal proprietary interests in the registrant by employees, directors and former directors of, and contractors and consultants to, the registrant, and its Subsidiaries who have: 1) served without salaries or other compensation; and 2) assisted the registrant with support services for its business development. The Consulting Plan provides for an aggregate of 1,000,000 shares of the registrant's $.001 par value common stock, currently valued at $.095 per share (but subject to change on market fluctuation) that may be awarded from time to time at the sole discretion of the Board of Directors. As of December 31, 2004 990,000 (approximate) shares of the Company's common stock have been issued under the 2003-2004 Plan.

NOTE 12 - Warrants

On December 30, 2004, an investor exercised warrants to purchase 1,000,000 shares of the Company's common stock at $0.14 per share or $144,000.

On December 30, 2004, an investor exercised warrants to purchase 100,000 shares of the Company's common stock at $0.25 per share or $25,000.

On December 30, 2004, an investor exercised warrants to purchase 200,000 shares of the Company's common stock at $0.01 per share or $2,000.

During the year ended, the Company issued 12,300,000 warrants to officers and employees to purchase common stock with a fair value of $2,794,530.

During the year ended, the Company issued 1,215,000 warrants relating to investing activities.

During the year ended, the Company issued 500,000 warrants to consultants with a fair value of $50,000.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - Warrants, continued

Transactions involving warrants are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance - January 1, 2003	460,000	$0.23

Warrants issued during the year	1,470,000	$0.05
Warrants exercised during the year	(570,000)	$0.001
Warrants expired during the year	(5,000)	$0.10

Balance - December 31, 2003	1,355,000	$0.13

Warrants issued during the year	18,373,974	$0.27
Warrants exercised during the year	(1,300,000)	$0.13
Warrants expired during the year	(30,000)	$0.21

Balance - December 31, 2004	18,398,974	$0.27

There were 18,398,974 and 1,355,000 warrants exercisable at December 31, 2004 and 2003, respectively.

NOTE 13 - Related party and other items

The Company leases its manufacturing facility from Fernando A. Pereira, an officer of its subsidiary, BMZ Generators Technology, Inc. (See note 8).

NOTE 14 - Acquisition

On July 1, 2004, EENT, through its wholly owned subsidiary BMZ Generators Technology, Inc., purchased certain assets of BMZ Generators, Inc., (“BMZ”) a Pompano Beach, Florida-based company that is in the power generator manufacturing, assembly and sales business and intellectual property from its owner, Fernando A. Pereira. The assets were acquired for total consideration of $2,000,000, $500,000 in cash at closing paid to BMZ for the sale of BMZ's assets and $500,000 in EENT Common Stock issued to Pereira personally upon presentation of written documentation for the intellectual property, with a potential additional $1,000,000 being paid out to Mr. Pereira over five years based on certain earn out criteria from the ongoing business of EENT arising from the purchased assets. EENT hired Mr. Pereira to manage the business arising from the purchased assets for a five year period beginning July 1, 2004. Although the parties negotiated the value of the stock issued to Pereira personally at $500,000, it was recorded for accounting purposes on the books of EENT at $700,280 based on the closing price of 2,801,120 shares of EENT's Common Stock, as of May 19, 2004, the date of the definitive purchase agreement. EENT issued these shares on June 4, 2004 in advance of the presentation of written documentation for the intellectual property as outlined in the definitive purchase agreement.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - Acquisition, continued

Total Consideration
Cash	500,000
Restricted common stock (issued to Pereira personally)	700,280
Contingent earnout	1,000,000
Total consideration	2,200,280

Allocation:
BMZ Assets
Inventory, net	56,286
Prepaid expenses and other current assets	35,760
Furniture, fixtures & equipment	131,436
Tradename	60,000
Trade Secrets	20,000
Non-compete	50,000
Goodwill	146,518
500,000
Fernando A. Pereira - Intellectual Property	700,280
Contingent earnout	1,000,000
Total Consideration	2,200,280

The following table of unaudited proforma information gives effect to the acquisitions of the assets from BMZ and Mr. Pereira as if such acquisition had occurred at the beginning of the year shown.

	TWELVE MONTHS ENDED
	December 31, 2004	December 31, 2003
Revenues	$351,165	$430,348
Net loss	(5,640,500)	(4,763,812)
Net loss per share	(0.05)	(0.12)

On August 17, 2004, EENT purchased the rights to all of the technology, including all patent rights, produced and to be produced by C.A.P.S., LLC, a Tennessee limited liability company. C.A.P.S. and its principals, Nathan Brown and Dan Killian, are the inventors of power generation technology. The terms of the purchase consisted of an initial purchase price of $40,000 in cash (which is in addition to a $25,000 payment to C.A.P.S. in June 2004 for an exclusive period to review certain C.A.P.S. technology) or aggregate consideration of $65,000. Upon delivery of specified working models of the two initial technologies, EENT is to pay C.A.P.S. $20,000 a month, indefinitely, less any royalty payments made, until royalty payments reach $20,000 per month. Royalty payments for the initial technology are to be $125 per unit sold and for the next technology shall be 10% of the net invoice price for units sold. In addition, for units sold at certain benchmark levels, restricted shares of EENT Common Stock shall be issued as follows:

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - Acquisition, continued

Units Sold	Shares of Stock to be Issued
100	100,000
250	200,000
500	500,000
750	1,000,000
1,000	1,500,000

The last three issuances are expressly contingent on a unit failure rate not to exceed 5%.

NOTE 15 - Discontinued Operations

On February 22, 2005, EENT completed the sale of substantially all of the assets of the Wind Dancer Aviation Services, Inc, division for $262,500 in cash.

During December 2004, the Company classified the Wind Dancer Aviation Services, Inc. assets as held for sale. The operations of Wind Dancer Aviation Services, Inc. are reported as discontinued operations for all periods presented in the consolidated financial statements. At December 31, 2004, the discontinued assets and liabilities of Wind Dancer are:

Wind Dancer Aviation Services, Inc.
Assets:
Accounts receivable	$13,525
Inventory	58,670
Prepaid expenses	1,391
Intangible assets	17,882
Fixed Assets	70,219

TOTAL ASSETS	$161,687

Liabilities:
Accounts payable and accrued expenses	19,633
Note payable	18,063

TOTAL LIABILITIES	$37,696

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - Discontinued Operations, continued

The results of discontinued operations for the year ended December 31, 2004 and 2003 are:

	2004	2003
Net revenue	326,547	377,676
Costs of revenues	158,856	210,155
Operating expense	282,053	357,202
Net Loss	220,556	192,214

On March 14, 2005, EENT completed the sale of all of the assets of the Gas Gathering Enterprises, Inc., division for $150,000 in cash.

During December 2004, the Company classified the Gas Gathering Enterprises, Inc. assets as held for sale. The operations of Gas Gathering Enterprises, Inc. are reported as discontinued operations for all periods presented in the consolidated financial statements. At December 31, 2004, the discontinued assets and liabilities of Gas Gathering are:

Gas Gathering Enterprises, Inc.
Assets:
Fixed Assets	$150,000

Liabilities
Accounts payable and accrued expenses	$64,315

The results of discontinued operations for the year ended December 31, 2004 and 2003 are:

	2004	2003
Net revenue	244	1,245
Costs of revenues	-	-
Operating expense	24,163	23,474
Net Loss	51,180	72,974

Impairment losses from the right down of assets held for sale in connection with the Wind Dancer and Gas Gathering sales were $108,065 and are included in loss from discontinued operations for the year ended December 31, 2004.

NOTE 16 - Subsequent Events

Equity Transactions

A)	On January 20, 2005, in connection with a private offering, the Company sold 25,000 shares of common stock to an investor at $0.10 per share or $2,500.

B)	On February 3, 2005, in connection with a private offering, the Company sold 50,000 shares of common stock to an investor at $0.10 per share or $5,000.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - Subsequent Events, continued

C)	On February 23, 2005, in connection with a private offering, the Company sold 15,000 shares of common stock to an investor at $0.10 per share or $1,500.

D)	On March 10, 2005, in connection with a private offering, the Company sold 300,000 shares of common stock to an investor at $0.05 per share or $15,000.

E)	On March 16, 2005, the Company issued 25,000 shares of common stock to an employee valued at $3,000 for services provided

F)	On March 16, 2005, the Company issued 172,500 shares to an investor in regards to an anti-dilution agreement.

G)	On April 13, 2005, the Company issued a convertible note in the amount of $50,000 to an investor. The note is convertible in Common Stock at $0.05 per share.

Authorized Shares

H)	On March 31, 2005, the Company amended its Article of Incorporation to increase its authorized share of common stock from 180,000,000 to 280,000,000.

Other Transactions

I)
On February 8, 2005, EENT entered into a binding letter of intent with Anchor Tampa, Inc. to purchase assets of its marine air conditioning business for $950,000. The letter of intent called for a $37,500 non-refundable deposit payable by EENT, with closing set to occur on or before April 30, 2005. The balance of the purchase price is: $712,500 in cash and $200,000 in restricted common stock.

J)
On February 10, 2005, the Company entered into a Consulting Agreement with an independent contractor. The terms of the agreement is for one year with the Company making monthly payments of $5,500. Based on the agreement, the Company is also required to issue 275,000 shares of common stock quarterly during the terms of the agreement. On March 23, 2005, in connection with this agreement, the Company issued 275,000 shares of common stock valued at $27,500.

K)
Pursuant to a letter agreement effective as of February 21, 2005, EENT has agreed to resell the STCs and related inventory purchased in September 2003 to Mr. RPM, LLC and RPM Management, LLC for a return of 600,000 shares of EENT stock previously issued to Mr. RPM, LLC and RPM Management, LLC. The transfer will occur when the shares of stock are returned to EENT.

L)
As of April 8, 2005, the Company entered into five year employment contracts with each of the CEO, CFO, and General Counsel with salaries of $260,000, $230,000 and $200,000, with each entitled to receive 25,000 warrants per month, with conversion prices at market price on the date of issuance. Each is entitled to certain benefits, such as severance pay, upon a not for cause termination.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

March 31, 2005

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$12,898
Accounts receivable	35,393
Inventories	555,774
Prepaid expenses and other current assets	142,306
Total Current Assets	746,371

PROPERTY AND EQUIPMENT, Net	252,924

OTHER ASSETS

Intangible assets, net	716,790
Goodwill	146,518
Total Other Assets	863,308
TOTAL ASSETS	$1,862,603

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$718,774
Accrued expenses, officers	321,788
Convertible debentures payable, net of discount of $161,414	287,586
Notes payable, stockholders, net of discount of $35,625	327,375
TOTAL LIABILITIES	1,655,523

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, $.001 par value, 280,000,000 shares authorized 121,390,874 shares issued and outstanding	121,390
Additional paid-in capital	13,700,107
Accumulated Deficit	(13,536,417)
Treasury Stock (600,000 shares at cost)	(78,000)

TOTAL STOCKHOLDERS’ EQUITY	207,080

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,862,603

See accompanying Notes to the Condensed Consolidated Financial Statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

For the Three Months Ended March 31, 2005 and 2004

	THREE MONTHS ENDED
	MARCH 31, 2005	MARCH 31, 2004

NET SALES	$162,145	$24,513

COST OF SALES	129,311	26,823

GROSS PROFIT (LOSS)	32,834	(2,310)

OPERATING EXPENSES
Selling, general and administrative expenses	675,078	267,002
Stock based compensation for selling, general and administrative expenses	30,500	1,672,815

TOTAL OPERATING EXPENSES	705,578	1,939,817

OPERATING LOSS	(672,744)	(1,942,127)

OTHER (INCOME) EXPENSE
Interest income	--	(1,323)
Interest expense	181,968	29,609

TOTAL OTHER EXPENSE	181,968	28,286

Loss from continuing operations	(854,712)	(1,970,413)

Income (Loss) from discontinued operations	148,967	(64,547)

NET LOSS	$(705,745)	$(2,034,960)

BASIC AND DILUTED NET LOSS PER COMMON SHARE

Net loss per common share from continuing operations	$(0.01)	$(0.02)
Net income (loss) per common share from discontinued operations	$0.00	$(0.00)

NET LOSS PER COMMON SHARE:	$(0.01)	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	120,699,228	88,659,469

See accompanying Notes to the Condensed Consolidated Financial Statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the Three Months Ended March 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(854,712)	$(1,970,413)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,388	1,344
Stock-based compensation	30,500	1,697,515
Amortization of debt discount	124,839	15,628
Changes in operating assets and liabilities:
Accounts receivable	(8,439)	(235)
Inventory	1,915	(43,541)
Prepaid expenses and other current assets	31,594	(96,812)
Accounts payables and accrued expenses	232,204	(132,031)
Accrued expenses, officers	(37,128)	(47,083)
TOTAL ADJUSTMENTS	449,873	1,394,785
NET CASH USED IN OPERATING ACTIVITIES	(404,839)	(575,628)

CASH FLOW FROM DISCONTINUED OPERATIONS
Net income (loss) from discontinued operations	148,967	(64,547)
Proceeds from sale of assets	387,500	--
Gain on sale of assets	(176,403)	--
Changes in:
Discontinued assets	--	(6,012)
Discontinued liabilities	--	(23,372)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	360,064	(93,931)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(6,761)	(26,120)
NET CASH USED IN INVESTING ACTIVITIES	(6,761)	(26,120)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable, stockholders	(5,904)	(5,000)
Proceeds from the issuance of common stock, net of offering costs	24,000	1,745,498
NET CASH PROVIDED BY FINANCING ACTIVITIES	18,096	1,740,498

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(33,440)	1,044,819
CASH AND CASH EQUIVALENTS-Beginning	46,338	7,024
CASH AND CASH EQUIVALENTS-Ending	12,898	1,051,843

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	7,858	1,703
See accompanying Notes to the Condensed Consolidated Financial Statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

For the Three Months Ended March 31, 2005 and 2004

Non-cash investing and financing activities:

During the three months ended March 31, 2005, the Company resold Supplemental Type Certificates and related inventories purchased in September 2003 for a return of 600,000 shares of the Company’s common stock valued at $78,000.

See accompanying Notes to the Condensed Consolidated Financial Statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - Description of Business, Going Concern, Management Plans and Basis of Presentation

Financial Statements

The condensed consolidated balance sheet of Energy & Engine Technology Corporation ("EENT" or the "Company") as of March 31, 2005, the related condensed consolidated statements of operations and cash flows for the three months ended March 31, 2005 and 2004 included in Item 1 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC" or "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) necessary in order to make the financial statements not misleading. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this document.

Going Concern and Management Plans

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $705,745 during the three months ended March 31, 2005, resulting in an accumulated deficit of $13,536,417. As of March 31, 2005, the Company also had a working capital deficit of $ 909,152. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans include the raising of cash through the issuance of debt or equity and increasing revenues. On April 27, 2005 and on May 10 and 12, 2005, the Company closed on the initial $1,366,667 of $2,000,000 of financing with several investors. Proceeds were used to purchase Anchor Manufacturing and for working capital purposes (See Note 9). The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern

Organization and Principal Business Activity

EENT was incorporated under the name Bidder Communications, Inc. in Nevada on November 16, 1999. It changed its name from Bidder Communications, Inc. ("Bidder") to Energy & Engine Technology Corporation on December 5, 2001.

The consolidated financial statements include the accounts of EENT and its wholly owned subsidiaries, Gas Gathering Enterprises, LLC (“Gas Gathering”) (previously, Southern States Gas Gathering, LLC), Wind Dancer Aviation Services, Inc. (“Wind Dancer”) and BMZ Generators Technology, Inc. (“BMZ”) collectively referred to as the “Company.” During the year ended December 2004, both Gas Gathering and Wind Dancer were deemed to be discontinued operations and both were sold during the three months ended March 31, 2005 (see Note 8).

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - Description of Business, Going Concern, Management Plans and Basis of Presentation, continued

EENT is the developer and marketer of the AXP 1000 auxiliary power generator for long haul trucks. It also assembles and sells power generators for marine, standby and other commercial/residential applications.

Consolidation

The consolidated financial statements include the accounts of EENT and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 - Summary of Significant Accounting Policies

Revenue Recognition

BMZ Generators Technology, Inc./AXP 1000 Power Generators

Revenue is recognized at the time the generator is delivered to the dealer or customer.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Inventories

Inventories consist of parts and materials and engines/generators and are valued at the lower of cost or market, cost is being determined using the first in/first out basis.

Impairment of Long-Lived Assets

The Company evaluates its property and equipment and intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the three months ended March 31, 2005 and 2004 were $53,179 and $2,253 respectively, and are included in selling, general and administrative expenses.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 - Summary of Significant Accounting Policies, continued

Income Taxes

The Company accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Depreciation and Amortization

Depreciation and amortization of furniture, fixtures and equipment is computed on the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives.

Net Loss per Share

Basic earnings per share (“EPS”) is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding for the period. Common stock equivalents have been excluded from the weighted average shares for the three months ended March 31, 2005 and 2004, as inclusion is anti-dilutive. Potentially dilutive securities (warrants) of 17,873,974 and 2,235,000 are outstanding at March 31, 2005 and 2004, respectively.

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - Note Payable Stockholders

As of March 31, 2005, the Company is in default of the terms on an outstanding note payable with one of its stockholders. The note was due on January 7, 2004 with principal balance due of $20,000 and accrued interest of $7,217.

NOTE 4 - Common Stock

During the three months ended March 31, 2005, the Company issued an aggregate of 390,000 shares of common stock valued at $24,000 to four investors in connection with a private placement.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 - Common Stock, continued

During the three months ended March 31, 2005, the Company issued an aggregate of 25,000 shares of common stock valued at $3,000 to an employee for services provided.

On February 10, 2005, the Company entered into a Consulting Agreement with an independent contractor. The terms of the agreement is for one year with the Company making monthly payments of $5,500. Based on the agreement, the Company is also required to issue 275,000 shares of common stock quarterly during the terms of the agreement. On March 23, 2005, in connection with this agreement, the Company issued 275,000 shares of common stock valued at $27,500.

On March 16, 2005, the Company issued 172,500 shares of common stock to an investor pursuant to an anti-dilution agreement.

NOTE 5 - Warrants

Transactions involving warrants are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance - January 1, 2005	18,398,974	$0.27
Warrants issued during the period	--
Warrants expired during the period	525,000	$0.20
Warrants exercised during the period	--
Balance - March 31, 2005 (all exercisable)	17,873,974	$0.27

NOTE 6 - Stock-Based Compensation

In October 1995, Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) was issued. SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

The Company adopted SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS 148”). This statement amended SFAS No. 123, “Accounting for Stock-Based Compensation.” As permitted under SFAS No. 123, the Company continues to apply the Accounting Principles Board Opinion No.25, “Accounting for Stock Issued to Employees.” As required under SFAS No. 148, the fair value-based method had been applied to all awards. There were no stock options or warrants issued to employees during the three months ended March 31, 2005 and 2004.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(UNAUDITED)

NOTE 7 - Other Items

Related Party Transactions

The Company leases its Pompano Beach, Florida manufacturing facility from Fernando A. Pereira, an officer of its subsidiary, BMZ Generators Technology, Inc. Rent expense relating to this lease for the three months ended March 31, 2005 and 2004 was $22,542 and $0 respectively.

Authorized Shares

On March 31, 2005, the Company filed a Certificate of Amendment to its Articles of Incorporation to increase their authorized shares of common stock to 280,000,000.

Other Events

Pursuant to a letter agreement effective as of February 21, 2005, EENT has sold the Supplemental Type Certificates and related inventory purchased in September 2003 to Mr. RPM, LLC and RPM Management, LLC for a return of 600,000 shares of EENT stock previously issued to Mr. RPM, LLC and RPM Management, LLC. The value of the 600,000 shares was $78,000 (thus the repurchase price) as of February 11, 2005. These assets were recorded as held for sale at December 31, 2004 and as a result an impairment loss of approximately $43,000 was recorded during the year ended. The 600,000 shares were recorded as treasury stock as of March 31, 2005.

Legal Proceedings

On October 28, 2003, the Company was served with a complaint by 600 Racing, Inc. The complaint alleges that EENT is liable on a $150,000 judgment issued against Millennium Fuels USA, LLC (“MFUSA”), an unrelated entity, of which Will McAndrew and Roger Wurtele, the Company's CEO and CFO, respectively, were the Managers. The complaint alleges that the Company engaged in a joint enterprise with MFUSA and integrated resources with MFUSA and is thus liable on an “alter ego” theory. In October 2004, the case was removed to the U.S. Bankruptcy Court for the Northern District of Texas, as part of the pending bankruptcy of MFUSA. The debtor has proposed a Plan of Reorganization supported by the U.S. Trustee, for settlement by EENT of the litigation for $15,000, which is accrued for and included in accrued expenses as of March 31, 2005.

NOTE 8 - Discontinued Operations

On February 22, 2005, EENT completed the sale of substantially all of the assets of the Wind Dancer Aviation Services, Inc, division for $262,500 in cash.

During December 2004, the Company classified the Wind Dancer Aviation Services, Inc. assets as held for sale. The operations of Wind Dancer Aviation Services, Inc. are reported as discontinued operations for all periods presented in the consolidated financial statements.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(UNAUDITED)

NOTE 8 - Discontinued Operations, continued

The results of discontinued operations for the three months ended March 31, 2005 and 2004 are:

	3/31/05	3/31/04
Net revenue	$22,397	$84,392
Costs of revenues	(10,964)	(31,926)
Operating expense	(38,869)	(103,296)
Gain on Sale of Assets	176,403	--
Net Gain (Loss)	$148,967	$(50,830)

On March 14, 2005, EENT completed the sale of all of the assets of the Gas Gathering Enterprises, Inc., division for $150,000 in cash of which $25,000 was advanced to the Company during the year ended December 31, 2004.

During December 2004, the Company classified the Gas Gathering Enterprises, Inc. assets as held for sale. The operations of Gas Gathering Enterprises, Inc. are reported as discontinued operations for all periods presented in the consolidated financial statements.

The results of discontinued operations for the three months ended March 31, 2005 and 2004 are:

	3/31/05	3/31/04
Net revenue	$--	$--
Costs of revenues	--	--
Operating expense	--	(13,717)
Net Loss	$--	$(13,717)

NOTE 9 - Subsequent Events

Issuance of Common Stock

From April 1, 2005 through May 4, 2005, the Company issued an aggregate of 2,000,000 shares of common stock valued at $100,000 to an investor in connection with a private placement.

From April 1, 2005 through May 4, 2005, the Company issued an aggregate of 50,000 shares of common stock valued at $4,000 to employees for services provided.

From April 1, 2005 through May 4, 2005, the Company issued an aggregate of 276,000 shares of common stock valued at $21,955 to consultants for services provided.

On April 22, 2005, the Company issued 581,500 shares of common stock to an investor pursuant to an anti-dilution agreement.

ENERGY & ENGINE TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(UNAUDITED)

NOTE 9 - Subsequent Events, continued

Acquisition

On February 8, 2005, EENT entered into a binding letter of intent with Anchor Tampa, Inc. to purchase assets of its marine air conditioning business for $950,000. The letter of intent called for a $37,500 non-refundable deposit paid by EENT as of March 31, 2005, with closing set to occur on or before April 30, 2005. The closing occurred on May 3, 2005, effective as of April 29, 2005. The $912,500 balance of the purchase price was paid as follows: $200,000 in Common Stock (2,702,703 shares), $550,000 in cash, $25,000 in price reduction for assumption of warranty claims and $137,500 in a purchase money note due on the earlier of (i) 5 business days after the receipt of proceeds from the second tranche of cash to be received from Longview Equity Fund after effectiveness of a registration statement to be filed in conjunction with the Company’s April 27, 2005 financing (see note 9, convertible note financing), and (ii) July 3, 2006.

Employment Agreements

As of April 8, 2005, the Company entered into five year employment contracts with each of the CEO, CFO, and General Counsel with salaries of $260,000, $230,000 and $200,000, with each entitled to receive 25,000 warrants per month, with conversion prices at market price on the date of issuance. Each is entitled to certain benefits, such as severance pay, upon a “not for cause termination”.

Convertible Note Financing

On April 27, 2005, the Company entered into Convertible Note Financing with Longview Fund, L.P., Longview Equity Fund, L.P. and Longview International Equity Fund, L.P. pursuant to which the investors are to invest a total of $1,500,000 in the Company: $1,000,000 at closing (April 27. 2005, received gross of commissions) and $500,000 within 5 days after effectiveness of the registration statement to be filed by the Company in connection therewith.  The security is a convertible note (as of date of closing) bearing interest at the higher of 8% or Prime plus 4%.  The notes have a two year term and are convertible at a 30% discount to the average of the five lowest closing bid prices for the 20 trading days preceding the conversion date, with a $0.05 per share minimum conversion price. The Company will also issue to the investors 19,201,229 warrants exercisable at $0.12 per share with a five year term plus 5,000,000 warrants exercisable at $0.20 per share with a five year term. The notes are secured by a first lien on the assets of the Company and its subsidiaries. On May 10, 2005 and May 12, 2005, the Company raised an additional $500,000 from third parties on identical terms. Of the $500,000 investment, the Company received $333,333 (less commissions), and will issue 6,400,403 warrants exercisable at $0.12 per share with a five year term plus 1,666,667 warrants exercisable at $0.20 per share with a five year term.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$1,030

Printing and engraving expenses	$10,000(1)

Accounting fees and expenses	$10,000(1)

Legal fees and expenses	$10,000(1)

Transfer agent and registrar fees	$5,000(1)

Fees and expenses for qualification under state securities laws	$10,000(1)

Miscellaneous	$10,000(1)

Total	$6,030

(1)	We have estimated these amounts

RECENT SALES OF UNREGISTERED SECURITIES

During the year ended December 31, 2004, the Company issued an aggregate 184,000 shares of common stock valued at $38,190 to consultants for services to be provided.

During the year ended December 31, 2004, the Company issued an aggregate 4,010,690 shares of common stock valued at $1,709,416 to officers and employees of the Company for services performed.

During the year ended December 31, 2004, in connection with private placements, the Company sold an aggregate 17,140,000 shares of common stock to investors valued at $1,897,600.

During the year ended December 31, 2004, in connection with an anti-dilution agreement, the Company issued an aggregate 6,090,141 shares of common stock to an investor. The anti-dilution agreement expires February 15, 2006.

During the year ended December 31, 2004, in connection with conversion of debt, the Company issued an aggregate 10,445,229 shares of common stock to investors valued at $1,312,042.

During the year ended December 31, 2004, in connection with acquisition, the Company issued an aggregate 2,801,120 shares of common stock valued at $700,280.

During the year ended December 31, 2004, a shareholder exercised 1,000,000 warrants to purchase 1,000,000 shares of the Company’s common stock for proceeds of $144,000. The proceeds were used to reduce the shareholder’s outstanding balance by $112,000.

During the year ended December 31, 2004, two shareholders exercised warrants to purchase 300,000 shares of the Company’s common stock for proceeds of $27,000.

During the three months ended March 31, 2005, the Company issued an aggregate of 390,000 shares of common stock valued at $24,000 to four investors in connection with a private placement.

During the three months ended March 31, 2005, the Company issued an aggregate of 25,000 shares of common stock valued at $3,000 to an employee for services provided.

On March 16, 2005, the Company issued 172,500 shares of common stock to an investor pursuant to an anti-dilution agreement.

On March 23, 2005, the Company issued 275,000 shares of common stock valued at $27,500 to a consultant for services provided.

Management believes that each of the foregoing persons or entities was either an “accredited investor,” or “sophisticated investor” as defined in Rule 506 of Regulation D promulgated under the Securities Act of 1933. Each had access to all material information about the Company prior to the offer, sale or issuance of these “restricted securities.” We believe these shares were exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

The valuation of these shares was based on trading volume and prices.

This prospectus is part of a registration statement on Form SB-2 Energy & Engine Technology Corporation filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Energy & Engine Technology Corporation has not authorized anyone to provide you with different information other than the information contained in this prospectus. Energy & Engine Technology Corporation is not making an offer of these securities in any state where the offer is not permitted.

EXHIBITS

Exhibit No.	Exhibit Name	Page Number

1	Underwriting Agreement	None
2	Plan of Purchase, sale, reorganization, arrangement, liquidation or succession	None
3(i)	Articles of Incorporation	See Filing #000-32129 Dated 12/18/2000
3(i)	Amended Articles of Incorporation	See Filing 000-32129 Dated 11/26/2003
3(i)	Amended Articles of Incorporation	See Filing 000-32129 Dated 04/14/2004
3(i)	Amended Articles of Incorporation	See Filing 000-32129 Dated 04/15/2005
3(ii)	By-Laws	See Filing #000-32129 Dated 12/18/2000
3(ii)	Amended By-Laws	See Filing #000-32129 Dated 04/15/2003
3(ii)	Amended By-Laws	81
4	Instruments defining the rights of security holders including indentures	118 & 132
5	Opinion on Legality	82
8	Opinion on tax matters	None
9	Voting trust agreement and amendments	None
10	Material Contracts	See Filing #000-32129 Dated 09/14/2001
See Filing #000-32129 Dated 09/14/2001
See Filing #000-32129 Dated 01/18/2002
See Filing #000-32129 Dated 12/04/2002
See Filing #000-32129 Dated 04/09/2003
See Filing #000-32129 Dated 11/24/2003
See Filing #000-32129 Dated 07/16/2004
See Filing #000-32129 Dated 08/25/2004
See Filing #000-32129 Dated 12/14/2004
See Filing #000-32129 Dated 04/15/2005
	Form of Subscription Agreement	83
	Form of Security Agreement (Company)	118
	Form of Security Agreement (Subsidiary)	132
	Form of Funds Escrow Agreement	147

EXHIBITS, continued

	Form of Collateral Agent Agreement	157
	Form of Class A Common Stock Purchase Warrant	166
	Form of Class B Common Stock Purchase Warrant	178
	Form of Limited Standstill Agreement	190
	Form of Standstill Agreement (Smyth)	193
	Form of Secured Convertible Note	196
11	Statement re: computation of per share earnings	None
15	Letter on unaudited interim financial information	None
16	Letter on change in certifying accountant	None
21	Subsidiaries of the small business issuer	207
23	Consent of experts and counsel	208
24	Power of attorney	None
25	Statement of eligibility of trustee	None
99	Additional Exhibits	None

UNDERTAKINGS

The undersigned Company hereby undertakes that it will:

(1)	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)
for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Energy & Engine Technology Corporation pursuant to the foregoing provisions, or otherwise, Energy & Engine Technology Corporation has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Energy & Engine Technology Corporation of expenses incurred or paid by a director, officer or controlling person of Energy & Engine Technology Corporation in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Energy & Engine Technology Corporation will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Energy & Engine Technology Corporation pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 3rd day of June, 2005.

Energy & Engine Technology Corporation
By:	/s/ Willard G. McAndrew, III
Name:	Willard G. McAndrew, III
Title:	Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Willard G. McAndrew, III	Chairman, President, Chief Executive Officer and Director	June 3, 2005
Willard G. McAndrew, III	(Principal Executive Officer)

/s/ Roger N. Wurtele	Vice President, Chief Financial Officer, Chief Accounting Officer and Director	June 3, 2005
Roger N. Wurtele	(Principal Financial Officer)

/s/ Stanley Hirschman	Independent Director	June 3, 2005
Stanley Hirschman